    As Filed with the Securities and Exchange Commission on November 13, 2000

                                     Registration Statement No. 333-____________

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM SB-2
             Registration Statement under the Securities Act of 1933

                              PLUS SOLUTIONS, INC.
           (Name of small business issuer as specified in its charter)

             TEXAS                            7372                        88-0412455
(State or Other Jurisdiction of   (Primary Standard Industrial    (I.R.S.Employer I.D. No.)
 Incorporation or Organization     Classification Code Number)

                          14677 MIDWAY ROAD, SUITE 206
                          ADDISON, TEXAS, U.S.A. 75001
                                 (972) 687-0090
              (Address and telephone number of principal executive
                    offices and principal place of business)

                              MAX GOLDEN, PRESIDENT
                          14677 MIDWAY ROAD, SUITE 206
                          ADDISON, TEXAS, U.S.A. 75001
                                 (972) 687-0090
                          (Name, address and telephone
                          number of agents for service)

                                   Copies to:

                              FRED S. STOVALL, ESQ.
                                PATTON BOGGS LLP
                          2001 ROSS AVENUE, SUITE 3000
                              DALLAS, TEXAS, U.S.A.
                                 (214) 758-1515

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                         CALCULATION OF REGISTRATION FEE

                                            Proposed           Proposed
   Title of each                             maximum           aggregate
class of securities    Amount being      offering price         maximum             Amount of
 being registered     registered (2)    per security (3)   offering price (3)    registration fee

 Common Stock (1)       40,000,000            $0.07            $2,800,000             $785

(1) Issuable upon the conversion of certain convertible notes and exercise of certain warrants as described more fully herein.

(2) Pursuant to Rule 416, there are also being registered additional shares of common stock as may be issuable as a result of anti-dilution and other similar provisions upon the conversion of convertible notes and exercise of warrants described herein.

(3) Pursuant to Rule 457(c), based upon the average of the high and low prices of the registrant's common stock as quoted on the Nasdaq OTC Bulletin Board system on November 9, 2000, $0.07.

PROSPECTUS


                                40,000,000 SHARES

                              PLUS SOLUTIONS, INC.

                                  COMMON STOCK


         The selling security holders identified in this prospectus are offering up to 40,000,000 shares of our common stock which are issuable by us upon exercise of convertible notes or warrants held by the selling security holders. The selling security holders may sell shares of our common stock from time to time in transactions, including block transactions, on the exchanges or quotation systems on which our common stock may be then listed for trading or quoted or in transactions outside any exchange or other public market. Shares may be sold in privately negotiated transactions, in underwritten offerings, or by a combination of methods of sale. Sales of shares of common stock may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         We are not offering any shares of our common stock for sale under this prospectus and we will not receive any of the proceeds from the sale of shares by selling security holders under this prospectus.

         INVESTING IN OUR COMMON STOCK INVOLVES CONSIDERABLE RISKS. PLEASE CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 BEFORE BUYING SHARES OF OUR COMMON STOCK.

         Our common stock is traded on the OTC Bulletin Board system operated by the Nasdaq Stock Market, Inc. under the symbol "PLSO". On November 9, 2000, the last reported sale price of our common stock was $.06 per share.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
          COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
           DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  This prospectus is dated November ____, 2000.

                                TABLE OF CONTENTS

Additional Information........................................................3

Forward Looking Statements....................................................3

Summary.......................................................................4

Risk Factors..................................................................5

Selected Financial Data......................................................12

Plan of Development..........................................................13

Description of Our Business..................................................15

Financing Arrangements.......................................................20

Management...................................................................23

Principal Stockholders.......................................................26

Information about Our Capital Stock..........................................27

Description of Our Capital Stock.............................................27

Selling Security Holders.....................................................29

Plan of Distribution.........................................................30

Legal Matters................................................................31

Experts......................................................................31

Index to Financial Statements...............................................F-1


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

                             ADDITIONAL INFORMATION

         This prospectus constitutes a part of a registration statement on Form SB-2 that we filed with the United States Securities and Exchange Commission under the United States Securities Act. This prospectus, which forms a part of the registration statement, does not contain all the information contained in the registration statement. You should refer to the complete registration statement and its related exhibits and schedules for further information with respect to our company and the shares offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC and each such statement is qualified by this reference. The registration statement and its exhibits and schedules are on file at the offices of the SEC and may be inspected without charge.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our public filings arc also available from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."

         You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD LOOKING STATEMENTS

         The statements in this prospectus and the documents incorporated by reference that relate to matters that are not historical facts are "forward looking statements" within the meaning of Section 27A of the United States Securities Act and Section 21E of the United States Securities Exchange Act. Forward looking statements are subject to risks, uncertainties and assumptions that could cause future events and actual results to differ materially from the results anticipated or implied by the forward looking statements. When used in this prospectus, words such as "anticipate", "believe", "expect", "plan", "intend", "estimate", "project", "will", "could," "may," "predict" and similar expressions are intended to identify forward looking statements. The information contained in this prospectus, including the information presented under the heading "Risk Factors", identifies factors that could affect our operating results and performance and the ultimate accuracy of our forward looking statements. We urge you to carefully consider those factors.


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


                                     SUMMARY

         The following summary highlights some of the information in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and our consolidated financial statements and the notes accompanying the consolidated financial statements appearing elsewhere in this prospectus.

PLUS SOLUTIONS

         We are a development-stage company that provides Internet-based business-to-business e-commerce solutions. We have developed Expressorder(TM), a global business-to-business e-commerce service that enables buyers and suppliers to automate business transactions on the Internet. Our ExpressBuyer(TM) service enables businesses to automate their purchasing methods. Our ExpressSeller(TM) service enables businesses to offer a catalog of their products over the Internet.

THE OFFERING

Common stock offered by the selling security holders ......... 40,000,000 shares

Common stock outstanding after the offering (1) .............. 79,000,000 shares

Nasdaq OTC Bulletin Board symbol .......................................... PLSO

(1) Assuming the offering of all 40,000,000 shares described in this prospectus. Does not include the conversion or exercise of any securities convertible into or exercisable for our common stock, except convertible and exercisable securities held by the selling security holders.




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


                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. In addition to other information contained in this prospectus, you should carefully consider the following risk factors and other information in this prospectus before investing in our common stock.

RISKS RELATED TO OUR BUSINESS

WE ARE AN EARLY STAGE COMPANY, WE HAVE A HISTORY OF LOSSES AND WE EXPECT FUTURE LOSSES.

         We have never been profitable, we expect to incur net losses for the foreseeable future and we may never be profitable. We were founded in October 1998 and have never had any revenues in connection with our current business. We have a limited operating history that makes it difficult to forecast our future operating results. We expect to substantially increase our sales and marketing, product development and general and administrative expenses. As a result we will need to generate significant revenues to achieve and maintain profitability in the future. If we do achieve profitability in any period, we cannot be certain that we will sustain or increase such profitability on a quarterly or annual basis.

WE EXPECT OUR OPERATIONS TO CONTINUE TO PRODUCE A NEGATIVE CASH FLOW; CONSEQUENTLY, IF WE CANNOT RAISE ADDITIONAL CAPITAL, WE MAY NOT BE ABLE TO FUND OUR CONTINUED OPERATIONS.

         Since our inception, cash used in our operations has substantially exceeded cash received from our operations, and we expect this trend to continue for the foreseeable future. We currently anticipate that our available cash resources, combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next twelve to eighteen months. The estimate of the time period in which our cash resources and proceeds from the offering will be sufficient to meet our working capital and capital expenditure needs is a forward-looking statement that involves risks and uncertainties. The actual time period may differ materially from that indicated in our estimate as a result of a number of factors. As a result, we cannot assure you that such resources will be sufficient for anticipated or unanticipated working capital and capital expenditure requirements for this period. Factors that may vary significantly affect whether our cash resources are sufficient to meet our needs for the period indicated include our expectation that we will continue to incur net losses and our continuing incurrence of substantial negative cash flow. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of unanticipated opportunities, develop new products or services, fund our continued operations, or otherwise respond to unanticipated competitive pressures. We cannot assure you that any additional financing we may need will be available on terms favorable to us, if at all.

BECAUSE OUR INDUSTRY IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO ENTRY, WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO EFFECTIVELY COMPETE. THE MARKET FOR BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE SOLUTIONS IS EXTREMELY COMPETITIVE. WE EXPECT COMPETITION TO INTENSIFY AS CURRENT COMPETITORS EXPAND THEIR PRODUCT OFFERINGS AND NEW COMPETITORS ENTER THE MARKET. WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT OR FUTURE COMPETITORS, OR THAT COMPETITIVE PRESSURES WE FACE WILL NOT HARM OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION.

         Because there are relatively low barriers to entry in the electronic commerce market, competition from other established and emerging companies may develop in the future. In addition, our customers and partners may become competitors in the future. Certain of our competitors may be able to negotiate alliances with strategic partners on more favorable terms than we are able to negotiate. Many of our competitors may also have well-established relationships with our prospective customers. Increased competition is likely to result in price reductions, lower average sales prices, reduced margins, longer


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


sales cycles and decrease or loss of our market share, any of which could harm our business, operating results or financial condition.

         Many of our competitors have, and new potential competitors may have, more experience developing Internet-based software and end-to-end purchasing solutions, larger technical staffs, larger customer bases, more established distribution channels, greater brand recognition and greater financial, marketing and other resources than we have. In addition, competitors may be able to develop products and services that are superior to our products and services, that achieve greater customer acceptance or that have significantly improved functionality as compared to our existing and future products and services. We cannot assure you that the business-to-business electronic commerce solutions offered by our competitors now or in the future will not be perceived by buyers and suppliers as superior to ours.

OUR LENGTHY SALES AND IMPLEMENTATION CYCLE COULD CAUSE DELAYS IN REVENUE GROWTH.

         The period between our initial contact with a potential customer and the purchase of our products and services may be long and may have delays associated with the lengthy budgeting and approval process of our customers. These lengthy cycles will have a negative impact on the timing of our revenues, especially our realization of any transaction fee based revenues.

         We believe that a customer's decision to purchase our products and services is discretionary, involves a significant commitment of resources, and is influenced by customer budgetary cycles. To successfully sell our products and services, we generally must educate our potential customers regarding the use and benefit of our products and services, which can require significant time and resources. Many of our potential customers are large enterprises that generally take longer to make significant business decisions. In addition, our solutions include enterprise applications that take significant time to deploy successfully across an organization.

IF OUR POTENTIAL CUSTOMERS ARE NOT WILLING TO SWITCH TO OR ADOPT OUR ELECTRONIC COMMERCE SOLUTION, OUR GROWTH AND REVENUES WILL BE LIMITED.

         The failure to generate a large customer base would harm our growth and revenues. This failure could occur for several reasons. Some of our business-to-business electronic commerce competitors charge their customers large fees upon the execution of customer agreements. Businesses that have made substantial up-front payments to our competitors for electronic commerce solutions may be reluctant to replace their current solution and adopt our solution. As a result, our efforts to create a larger customer base may be more difficult than expected even if we are deemed to offer products and services superior to those of our competitors. Further, because the business-to-business electronic commerce market is new and underdeveloped, potential customers in this market may be confused or uncertain about the relative merits of each electronic commerce solution or which electronic commerce solution to adopt, if any. Confusion and uncertainty in the marketplace may inhibit customers from adopting our solution, which could harm our business, operating results and financial condition.

OUR BUSINESS PLAN ANTICIPATES RAPID GROWTH IN OUR BUSINESS AND FAILURE TO MANAGE OUR GROWTH COULD STRAIN OUR MANAGEMENT AND OTHER RESOURCES.

         Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. Future expansion efforts could be expensive and put a strain on our management and resources. We have increased, and plan to continue to increase, the scope of our operations at a rapid rate. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations.


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


IF OUR ELECTRONIC COMMERCE PRODUCTS DO NOT CONTAIN THE FEATURES AND FUNCTIONALITY OUR CUSTOMERS WANT, OUR CUSTOMERS WILL NOT BUY THEM.

         Our success depends upon our ability to accurately determine the features and functionality required by customers and to design and implement business-to-business electronic commerce products that meet these requirements in a timely and efficient manner. If we fail to accurately determine customer feature and functionality requirements, enhance our existing products and develop new products, our current and potential future customers will not buy them. To date, our products have been based on our internal efforts and on feedback from a limited number of customers and potential customers. We cannot assure you that we have determined or will successfully determine customer requirements or that the features and functionality of our future products and services will adequately satisfy current or future customer demands.

OUR FUTURE REVENUES DEPEND UPON CURRENT AND POTENTIAL CUSTOMERS INTEGRATING OUR SOLUTIONS INTO THEIR BUSINESSES.

         Our success depends upon the acceptance and successful integration by customers and their suppliers of our Expressorder(TM) products. Our potential customers and their related suppliers often rely on third party systems integrators to develop, deploy and manage their business-to-business electronic commerce platforms and solutions. If a large number of systems integrators fail to adopt and support our solution or, if any of our customers or suppliers are not able to successfully integrate our solution, our business, operating results and financial condition will suffer.

IF WE RELEASE PRODUCTS CONTAINING DEFECTS, WE MAY NEED TO HALT FURTHER SHIPMENTS UNTIL WE FIX THE DEFECTS, AND OUR BUSINESS AND REPUTATION WOULD BE HARMED.

         Products as complex as ours often contain known and undetected errors or performance problems. Many serious defects are frequently found during the period immediately following introduction and initial shipment of new products or enhancements to existing products. Although we attempt to resolve all errors that we believe would be considered serious by our customers before shipment to them, our products are not error-free. These errors or performance problems could result in lost revenues or delays in customer acceptance and would be detrimental to our business and reputation. In the past, defects in our products have delayed their shipments after those products have been commercially introduced. While these delays have not been material to date, we cannot assure you that undetected errors or performance problems in our existing or future products will not be discovered in the future or that known errors considered minor by us will not be considered serious by our customers.

WE MAY NOT BE ABLE TO HIRE AND RETAIN SUFFICIENT SALES, MARKETING AND TECHNICAL PERSONNEL THAT WE NEED TO SUCCEED BECAUSE THESE PERSONNEL ARE LIMITED IN NUMBER AND IN HIGH DEMAND.

         If we fail to hire and retain sufficient numbers of sales, marketing and technical personnel, our business, operating results and financial condition would be harmed. Competition for qualified sales, marketing and technical personnel is intense as these personnel are in limited supply, and we might not be able to hire and retain sufficient numbers of such personnel to grow our business. We need to substantially expand our sales operations and marketing efforts, in order to increase market awareness and sales of our Expressorder(TM) system and the related services we offer. We will also need to increase our technical staff to support the growth of our business. In addition, our competitors may attempt to hire our employees away from us. We expect that they will continue to attempt to do so in the future.

OUR EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS AND THESE OFFICERS AND KEY PERSONNEL MAY NOT REMAIN WITH US IN THE FUTURE.

         Our future success depends upon the continued service of our executive officers and other key personnel, and none of our executive officers or key employees is bound by an employment agreement for any specific term. If we lose the services of one or more of our executive officers or key employees, or


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if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business, operating results and financial condition would be seriously harmed. In particular, the services of Max Golden, our Chief Executive Officer, would be difficult to replace.

BECAUSE THE PROTECTION OF OUR PROPRIETARY TECHNOLOGY IS LIMITED, OUR PROPRIETARY TECHNOLOGY COULD BE USED BY OTHERS WITHOUT OUR CONSENT.

         Our success depends, in part, upon our proprietary technology and other intellectual property rights. To date, we have relied primarily on a combination of copyright, trade secret, and trademark laws, and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology. We cannot assure you that our means of protecting our intellectual property rights in the United States or abroad will be adequate or that others, including our competitors, will not use our proprietary technology without our consent.

         Furthermore, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition.

IF THIRD PARTIES CLAIM THAT WE INFRINGE UPON THEIR INTELLECTUAL PROPERTY, OUR ABILITY TO USE CERTAIN TECHNOLOGIES AND PRODUCTS COULD BE LIMITED AND WE MAY INCUR SIGNIFICANT COSTS TO RESOLVE THESE CLAIMS.

         Litigation regarding intellectual property rights is common in the Internet and software industries. We expect that third party infringement claims involving Internet technologies and software products and services to increase. Although we believe that our intellectual property rights are sufficient to allow us to market our existing products without incurring liability to third parties, we cannot assure you that our products and services do not infringe on the intellectual property rights of third parties. If an infringement claim is filed against us, we may be prevented from using certain technologies and may incur significant costs to resolve the claim.

WE HAVE IMPLEMENTED CERTAIN ANTI-TAKEOVER PROVISIONS THAT COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

         Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS CONTROL PLUS SOLUTIONS AND COULD LIMIT THE ABILITY OF OUR OTHER STOCKHOLDERS TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER TRANSACTIONS SUBMITTED FOR A VOTE OF OUR STOCKHOLDERS.

         Upon completion of this offering, our executive officers, directors and principal stockholders will beneficially own, in the aggregate, approximately 36% of our outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions which could have the effect of delaying or preventing a third party from acquiring control over us.

RISKS RELATED TO THE INTERNET INDUSTRY

CONTINUED ADOPTION OF THE INTERNET AS A METHOD OF CONDUCTING BUSINESS IS NECESSARY FOR OUR FUTURE GROWTH.

         The market for Internet-based, business-to-business electronic commerce products is relatively new and is evolving rapidly. Our future revenues and any future profits depend upon the widespread


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acceptance and use of the Internet as an effective medium of business-to-business commerce, particularly as a medium to perform indirect goods procurement and fulfillment functions. The failure of the Internet to continue to develop as a commercial or business medium or of significant numbers of buyers and suppliers of indirect goods to conduct business-to-business commerce on the Internet would harm our business, operating results and financial condition. The acceptance and use of the Internet for business-to-business commerce could be limited by a number of factors, such as the growth and use of the Internet in general, the relative ease of conducting business on the Internet, the efficiencies and improvements that conducting commerce on the Internet provides, concerns about transaction security and taxation of transactions on the Internet.

OUR MARKET MAY UNDERGO RAPID TECHNOLOGICAL CHANGE AND THIS CHANGE MAY MAKE OUR PRODUCTS AND SERVICES OBSOLETE OR CAUSE US TO INCUR SUBSTANTIAL COSTS TO ADAPT TO THESE CHANGES.

         Failure of the market for our products and services to develop and grow or our failure to gain acceptance in this market would harm our business, operating results and financial condition. Our market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, we must adapt to our rapidly changing market by continually improving the performance, features and reliability of our products and services or else our products and services may become obsolete. We also could incur substantial costs to modify our products, services or infrastructure in order to adapt to these changes. Our business, operating results and financial condition could be harmed if we incur significant costs without adequate results, or find ourselves unable to adapt rapidly to these changes.

FAILURE TO EXPAND INTERNET INFRASTRUCTURE COULD LIMIT OUR FUTURE GROWTH.

         The recent growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, its infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall Internet usage including usage of our products and services could grow more slowly or decline. Our ability to increase the speed and scope of our services to customers is ultimately limited by and depends upon the speed and reliability of both the Internet and our customers' internal networks. Consequently, the emergence and growth of the market for our services depends upon improvements being made to the entire Internet as well as to our individual customers' networking infrastructures to alleviate overloading and congestion. If these improvements are not made, the ability of our customers to utilize our solution will be hindered, and our business, operating results and financial condition may suffer.

OUR REVENUES MAY DECREASE IF GROWTH IN THE USE OF THE INTERNET IN THE MARKETS WE TARGET DOES NOT OCCUR AS PROJECTED.

         The use of the Internet as a means to interconnect buyers and sellers and to create online trading communities is integral to our business model. Our business strategy is, in part, to create a global, business-to-business electronic marketplace for buyers and sellers of indirect goods. However, the use of the Internet as a means of transacting business is relatively new and has not been accepted by all customers in the markets we have targeted. If the rate of growth of the Internet use in or targeted markets is less than expected, or if the Internet fails to produce a feasible electronic commerce marketplace, our revenues will suffer. We cannot assure you that the use of the Internet as a means of conducting business will continue to grow at a rate similar to the historical rates, if at all.

SECURITY RISKS OF ELECTRONIC COMMERCE MAY DETER FUTURE USE OF OUR PRODUCTS AND SERVICES.

         A fundamental requirement to conduct Internet-based, business-to-business electronic commerce is the secure transmission of confidential information over public networks. Failure to prevent security breaches of the our internal Internet systems, or well publicized security breaches affecting the Web in general, could significantly harm our business, operating results and financial condition. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other


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


developments will not result in a compromise or breach of the algorithms we use to protect content and transactions on our internal Internet systems or proprietary information in our databases. Anyone who is able to circumvent our security measures could misappropriate proprietary, confidential customer information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information.

ADDITIONAL GOVERNMENT REGULATIONS MAY INCREASE OUR COSTS OF DOING BUSINESS.

         The laws governing Internet transactions remain largely unsettled. The adoption or modification of laws or regulations relating to the Internet could harm our business, operating results and financial condition by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection and taxation apply to the Internet.

         Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. We must comply with new regulations in both Europe and the United States, as well as any other regulations adopted by other countries where we may do business. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, as well as new laws governing the taxation of Internet commerce. Compliance with any newly adopted laws may prove difficult for us and may harm our business, operating results and financial condition.

RISKS RELATED TO OUR COMMON STOCK

IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS OR INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE SIGNIFICANTLY.

         We anticipate that our quarterly operating results will vary significantly in the future. We believe that period-to-period comparisons of our results of operations may not be meaningful in the future and should not be relied upon as indicators of future performance. Our operating results may fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

INTERNET RELATED STOCK PRICES ARE ESPECIALLY VOLATILE AND THIS VOLATILITY MAY DEPRESS OUR STOCK PRICE.


         The stock market and specifically the stock prices of Internet-related companies have been very volatile. This volatility is often not related to the operating performance of the companies. This broad market volatility and industry volatility may reduce the price of our common stock, without regard to our operating performance. Due to this volatility, the market price of our common stock could significantly decrease.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY.

         In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

OUR STOCK PRICE COULD BE AFFECTED BY SHARES OF OUR COMMON STOCK BECOMING AVAILABLE FOR SALE IN THE FUTURE.

         A large number of shares of our common stock could become eligible for sale in the public market in the near future, including the shares offered pursuant to this prospectus. Sales of a substantial number of shares of common stock in the public market could depress the market price of the common stock and could impair our ability to raise capital through the sale of additional equity securities.

WE HAVE IMPLEMENTED CERTAIN ANTI-TAKEOVER PROVISIONS THAT COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

         Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

                             SELECTED FINANCIAL DATA

         The following selected financial data are derived from our audited and unaudited financial statements. This data should be read in conjunction with those financial statements and the notes thereto.

                                                                              PERIOD FROM       FISCAL YEAR
                                             SIX MONTHS ENDED JUNE 30       OCTOBER 5, 1998        ENDED         CUMULATIVE
                                          ------------------------------    TO DECEMBER 31,     DECEMBER 31,       FROM
                                              1999              2000              1998              1999         INCEPTION
                                          ------------      ------------    ---------------     ------------    -----------
                                                    (Unaudited)
INCOME STATEMENT DATA:
   Revenues                               $         --      $         --      $         --      $         --    $        --
   Operating expenses                          195,674           460,605         5,995,300         2,064,728      8,250,633
                                          ------------      ------------      ------------      ------------    -----------
   Operating loss                             (195,674)         (460,605)       (5,995,300)     (2,064,7280)     (8,250,633)
   Other expense - net                              --                --            (5,501)           (2,373)        (7,874)
                                          ------------      ------------      ------------      ------------    -----------
   Net loss                               $   (195,674)     $   (460,605)     $ (6,000,801)     $ (2,067,101)   $(8,528,507)
                                          ============      ============      ============      ============
   Loss per share (Basic and
     Diluted)                             $      (0.01)     $      (0.01)     $      (0.33)     $      (0.10)
                                          ============      ============      ============      ============
   Weighted average common and
     common equivalent shares
     outstanding (Basic and
     Diluted)                               18,299,347        38,940,000        18,191,020        20,574,041
                                          ============      ============      ============      ============

                                            JUNE 30,        DECEMBER 31,
                                              2000              1999
BALANCE SHEET DATA:
   Working capital                        $   (234,729)     $   (111,922)
   Total assets                                269,882           271,574
   Long term debt, less current portion
                                          $         --      $         --

   Stockholders' equity                   $     (1,373)     $     36,815

                               PLAN OF DEVELOPMENT

         Plus Solutions, Inc, a Texas corporation, was organized in October 1998. To avoid confusion, we will refer to the Plus Solutions organized as a Texas corporation as "Texas Plus Solutions". Before March 10, 2000, Texas Plus Solutions pursued the business we now pursue. On March 10, 2000, Texas Plus Solutions was acquired by Sound Designs, Inc., a Nevada corporation that had been organized in September 1998. Although Sound Designs acquired Texas Plus Solutions, Texas Plus Solutions was considered the acquiring entity for accounting purposes. Following the acquisition, Sound Designs adopted the management and business plan of Texas Plus Solutions and subsequently changed its corporate name to Plus Solutions, Inc. in May 2000.

         We have not generated any revenues from our current business, which we commenced after and as a result of the acquisition of Texas Plus Solutions. In addition, Texas Plus Solutions never generated any revenues prior to its acquisition by Sound Designs. Although Sound Designs generated nominal revenues prior to the acquisition of Texas Plus Solutions, we have abandoned the business pursued by Sound Designs prior to the acquisition of Texas Plus Solutions. As a result, we consider the nominal revenues generated by Sound Designs while pursuing a line of business that we have abandoned to be immaterial and we have chosen not to discuss financial information

         We are considered a development-stage company. We have experienced cumulative operating losses, and our operations are subject to certain risks and uncertainties, including, among others, risks associated with technology and regulatory trends, growth competition by entities with greater financial and other resources, and the need for additional capital. We cannot assure you that we will be successful in becoming profitable or generating positive cash flow in the future. Our fiscal year ends on December 31 of each calendar year.

LIQUIDITY AND CAPITAL RESOURCES.

         As a result of the financing arrangements described under the section titled "Financing" in this prospectus, we believe we will have sufficient resources to continue our operations for approximately 12 to 18 months. However, while management believes that these arrangements will continue to provide additional funds to the Company, we cannot assure you that these additional funds will be made available. If such additional funds are not made available, we may have to cease operations if replacement funding is not available.

         The availability of funds in excess of $1,000,000 under the current financing arrangements is dependent on the ownership level of each of the four investors supporting the financing. These investors do not have any obligation to provide financing in excess of $1,000,000 ($500,000 of which has already been provided to us) if such additional financing would result in the investor owning convertible notes that may be converted into more than 9.9% of our outstanding common stock. Since the amount of common stock into which the convertible notes may be converted is dependent on the market price of our common stock upon the date of issuance of the convertible note, we may be unable to require the funds that are parties to our current financing arrangements to provide funding in excess of $1,000,000 if our stock price remains low or loses value. In that case, we may need to secure additional financing in 12 to 18 months to continue implementation of our business plan,. If we fail to acquire such additional financing, we may be forced to delay the full implementation of our business plan or we may be unable to continue our business at all.

RESEARCH AND DEVELOPMENT

         We anticipate research and development costs of approximately $100,000 during the next 12 months to provide enhancements and added functionality to our Expressorder(TM) product. Our anticipated expenditures may vary as a result of the number and type of customers which we serve, products and services offered by our competitors, and developments in the marketplace for our products and services.

EQUIPMENT AND CAPITAL EXPENDITURES

         We currently plan capital expenditures for equipment and software during the next 12 months totaling approximately $125,000. We believe such expenditures will include additional Internet data servers, additional communication equipment, a customer support call management system and upgrades of support software to support our Expressorder(TM) product. These expenditures will be tied to the number and type of customers which use our products, the specific product support requirements of those customers, and the volume of transactions processed.

EMPLOYEES

         We anticipate adding 30 additional employees during the next 12 months. We anticipate that the majority of these employees will be in the areas of sales and marketing, product development and support, and customer service and support. In addition, we anticipate adding a small number of administrative employees. The number and timing of such hirings will be a function of our success in acquiring customers, business volume, market opportunities, and the general business climate.

                           DESCRIPTION OF OUR BUSINESS

         We are a development-stage company that provides Internet-based business-to-business e-commerce solutions. We have developed Expressorder(TM), a global business-to-business e-commerce service that enables buyers and suppliers to automate business transactions on the Internet. Our ExpressBuyer(TM) service enables businesses to automate their purchasing methods. Our ExpressSeller(TM) service enables businesses to offer a catalog of their products over the Internet.

         We have focused on the recruiting of quality information technology and engineering professionals. We utilize established testing methods to ensure that our professionals are properly qualified. We also review candidates' technical backgrounds and conduct preliminary interviews prior to referring candidates to our customers. By attracting the most qualified professionals, we believe that we will be able to attract high quality customers who require the services of such professionals.

         The Company has not had significant operations or revenues to date, however, we intend to seek financing to expand our operations and commence full-scale marketing and customer implementation of our services. If such financing is not made available to us, however, we may not be able to implement our plan of development and business strategy or implement any Expressorder(TM) solutions. Even if such financing is made available, we must successfully implement our plans to develop our business and implement our business strategy.

         We intend to develop a strong internal marketing team to market our services to targeted businesses and organizations in the North America and Europe. In addition, we will employ marketing support personnel to assist the marketing team in the preparation of presentations, proposals, research and other related administrative tasks. As industry relationships are built, individuals with specific industry knowledge will be employed to leverage such relationships.

         We will use carefully targeted advertising, such as print advertising in industry publications, to market our services to targeted businesses and organizations. It is anticipated that such advertising will highlight the competitive advantages of Expressorder(TM) relative to the products and services of our competitors. We have also established an Internet site to assist our marketing efforts. As part of our continuing public relations efforts, we will attempt to arrange media coverage of our services by television, radio and print media, and participation in industry conferences.

         We will continue to develop and improve our Expressorder(TM) solution system. We anticipate that such continued development and improvement will be critical to maintaining a competitive advantage over other e-commerce solution providers and providing maximum value to our customers.

         We will look for value-added strategic alliances with partners that enable us to enter targeted industries, gain access to technology or potential customers, or establish revenue sharing opportunities. Potential alliance partners include advertising agencies, accounting firms, software or technology-based businesses, and other e-commerce vendors. During the development of Expressorder(TM), we initiated efforts to contact potential alliance partners and explore mutually beneficial arrangements. As a result of these efforts, we became a member of International Business Machines Corp.'s PartnerWorld program in March 2000.

         During the development of Expressorder(TM), we contacted potential customers to establish relationships and industry knowledge and to solicit input regarding our services. As a result, Expressorder(TM) has been reviewed and evaluated by senior managers of several large businesses. We believe that these relationships may be leveraged to identify potential customers and improve the quality of our services.

         We intend to target corporations and other organizations in a broad range of industries that we believe will most benefit from our outsourced, turnkey solutions offered by Expressorder(TM). We believe these organizations will be the most likely beneficiaries of an automated, reliable, robust and scalable e-commerce solution and can provide strong customer references. In addition, the large number and variety of implementation circumstances involved in serving these organizations will rigorously test our products and assist us in designing a robust, reliable and scalable solution.

         We believe a loyal base of reference customers affords us a significant competitive advantage. Therefore, we intend to devote significant resources towards customer satisfaction. We will employ a variety of customer satisfaction programs to promote superior customer satisfaction.

EXPRESSORDER(TM)

         Expressorder(TM) consists of two components. Our ExpressBuyer(TM) service enables businesses to automate their purchasing methods. ExpressBuyer(TM) is a robust, scalable and reliable service that enables an organization to reduce processing costs and improve productivity by automating the procurement cycle and linking end-users throughout an organization with internal administration and financial systems. ExpressBuyer(TM) also enables organizations to reduce the cost of operating resources by channeling purchases to preferred suppliers. Our ExpressSeller(TM) service enables businesses to offer a catalog of products over the Internet through a fully automated transaction. As a complete solution package, Expressorder(TM) provides a business-to-business e-commerce platform.

         We believe Expressorder(TM) provides the following benefits to our customers:

         Stand-alone, easily implemented solution. Expressorder(TM) is a stand-alone service that can easily be initiated with any size company. It does not require integration into a company's operational systems package or changes in the existing business processes. It can also serve as an extension and enhancement of, rather than a replacement for, a supply chain management system, increasing the efficiencies of these systems.

         Speed of implementation. Expressorder(TM) is an outsourced, turnkey solution that can be quickly installed and implemented. We estimate that Expressorder(TM) can be fully implemented for a customer in as little as three to five months. Because it does not rely on the scarce internal technology resources of our customers, the total cost of Expressorder(TM) will be significantly less than that of competing solution systems.

         Fully customizable and scalable. Expressorder(TM) can be fully customized as either a buying or selling solution, or both, depending on the individual needs of our customers. In addition, Expressorder(TM) is fully scalable and may be reconfigured to suit a customers ongoing needs.

         EXPRESSBUYER(TM)

         ExpressBuyer(TM) is our purchasing component that enables an organization to reduce processing costs and improve productivity by automating purchasing methods. We believe ExpressBuyer(TM) offers the following benefits to our customers:

         Automation of procurement procedures and resulting costs reduction and productivity increases. ExpressBuyer(TM) automates the procurement of goods and services and significantly reduces processing costs and increases productivity. ExpressBuyer(TM) enables an organization to streamline and automate complex business processes. By operating without a complete re-engineering of the customers existing systems ExpressBuyer(TM) takes advantage of investments in financial, human resource and enterprise resource planning systems. As a result, our services allow organizations to focus on value-added activities such as negotiating better discounts with preferred suppliers. In addition, our customers can order and receive requested items more quickly and with less effort, improving overall productivity.

         Compilation and analysis of buying data. ExpressBuyer(TM) enables organizations to maximize procurement economies of scale, lowering the overall costs of goods and services. ExpressBuyer(TM) provides reporting tools on buying patterns, enabling organizations to negotiate more favorable contracts with suppliers. ExpressBuyer(TM) also routes transactions to preferred suppliers automatically. Moreover, ExpressBuyer(TM) is accessible on every desktop, is easy-to-use and streamlines the procurement process. These benefits minimize the frustration to end-users that often results in maverick buying, further enabling organizations to take advantage of negotiated discounts with preferred suppliers.

         EXPRESSSELLER(TM)

         ExpressSeller(TM) is our supplier service component that enables suppliers to offer their complete line of proprietary or vended products over the Internet and process fully automated sales transactions. We believe ExpressSeller(TM) offers the following benefits:

         Ability to offer complete line of products and services on the Internet. ExpressSeller(TM) enables suppliers to offer their complete catalog of goods and services over the Internet, which provides suppliers with greater access to new and existing customers through a global presence and 24-hour availability. In addition, by making available Internet-based catalog capabilities, ExpressSeller(TM) enables suppliers to differentiate and market their goods and services in their preferred format.

         Integration of sales data with suppliers. ExpressSeller(TM) allows a business to integrate their sales with multiple customers to more effectively control inventory and take advantage of "just in time" supply systems.

         Sales costs reduction. ExpressSeller(TM) enables businesses to reduce sales costs. By automating catalog sales transactions, a business can reduce the costs associated with, and reduce the potential for error inherent in, paper-based ordering and payment processes. Product information can be distributed electronically, reducing the distribution costs of printed catalogs. In addition, suppliers can utilize their existing investments in inventory control and delivery systems, including catalogs and product web pages.

         CHARACTERISTICS OF OUR EXPRESSORDER(TM) SERVICES.

         Our Expressorder(TM) service consists of two main components. ExpressBuyer(TM) is our completely scalable service that enables businesses to automate their purchasing methods and thereby reduce costs and improve productivity. ExpressBuyer(TM) links product end-users administration and financial personnel. ExpressBuyer(TM) also reduces the costs by directing purchases to preferred suppliers. ExpressSeller(TM) is our service that allows the offering of an entire catalog of products through fully automated transactions.

         The main characteristics of our Expressorder(TM) services are:

         User friendly, Internet-based interfaces. The Internet browser-based user interface of our EXPRESSORDER(TM) services enables users throughout an organization to take full advantage of Expressorder(TM) from their desktop and with minimal training. Online help information provides automated assistance for less experienced users through the acquisition process, while an advanced user interface makes the system more productive for experienced users.

         Automation of e-commerce transactions. Expressorder(TM) provides flexible workflow capable of streamlining and automating even the most complex e-commerce transactions. This flexible workflow can be customized for the unique processes of an organization and can be tailored to respond to user input, specific events or any extrinsic or intrinsic data relevant to the transaction.

         Information access and compilation. Expressorder(TM) provides powerful analytical and reporting tools that enable businesses to evaluate data collected throughout the process of acquiring, receiving and paying for goods and services. By employing these analytical tools, an organization can analyze purchasing patterns to streamline the procurement process, negotiate more favorable terms with preferred suppliers and gain insight into additional savings opportunities.

         Multi-platform compatibility. Expressorder(TM) functions on common Internet browser software. As a result, is completely compatible with virtually all computer operating systems, including Microsoft Windows and Windows NT, Apple Macintosh and standard Linux/Unix systems.

CUSTOMER SERVICE, TRAINING AND SUPPORT

         We believe that customer satisfaction will be essential to our long-term success and we intend to offer comprehensive customer assistance programs. Our technical support will provide dependable and timely resolution of customer technical inquiries and will be available to customers by telephone, over the Internet or by electronic mail. We will offer complete education and training to our customers and partners to develop the knowledge and skills to successfully use our services.

RESEARCH AND DEVELOPMENT

         Substantially all of the research and development regarding Expressorder(TM) has been outsourced to various consultants. We estimate that Plus Solutions incurred development expenses related to Expressorder(TM) of approximately $97,000 during 1998 and 1999, in addition to the devotion of substantial management resources. We believe the development of Expressorder(TM) is substantially complete and any further resources devoted to research and development will be used to make ongoing improvements to Expressorder(TM) in response to market demands We intend to continue to outsource such development to consultants.

         We cannot be sure that continuing development of Expressorder(TM) will be completed or that, if completed, they will have the features or quality necessary to make them successful in the marketplace. Further, despite input by potential customers and our internal quality control, errors could be found in Expressorder(TM) that we have not anticipated. We may not be able to successfully correct these errors in a timely and cost effective manner. If we are not able to further develop or enhance our services in a timely and cost-effective basis, or if these new developments or enhancements do not have the features or quality necessary to make them successful in the marketplace, our business will be seriously harmed.

COMPETITION

         The market for e-commerce solutions is intensely competitive, evolving and subject to rapid technological change. The intensity of competition has increased and is expected to further increase in the future. This increased competition is likely to result in price reductions and reduced gross margins, any one of which could seriously harm our business. Competitors vary in size and in the scope and breadth of the products and services offered. We believe the primary competitors in the e-commerce solutions market are Ariba, Captura Software, Clarus, Commerce One, Concur Technologies, Extensity, GE Information Services, Intelysis, and Netscape Communications. We also expect to encounter competition from major enterprise software developers, such as Oracle, PeopleSoft and SAP. In addition, because there are relatively low barriers to entry in the e-commerce solutions market, we expect additional competition from other established and emerging companies.

         We believe that the principal competitive factors affecting our market include:

         o        existing customer base

         o        capabilities, quality and performance of products and services

         o ability to configure and improve products and services based on market demands and customer requirements

         o individual requirements of buyers and suppliers in particular industries

         o        customer service and satisfaction

         o        capabilities of core technology

         Although we believe that our services will compete favorably with respect to these factors, the market for e-commerce solutions is relatively new and is evolving rapidly. Even if we are currently competitive, we may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

         Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than us, significantly greater name recognition and a larger existing base of customers. In addition, many of our competitors have well-established relationships with potential customers and have extensive knowledge of certain industries. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of consolidation of the e-commerce solutions industry.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

         We will depend on our ability to develop and maintain the proprietary aspects of our technology. To protect our proprietary technology, we will rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and patent, copyright and trademark laws.

         We intend to license rather than sell the software technology in Expressorder(TM) and we will require our customers to enter into license agreements, which impose restrictions on their ability to utilize the software. In addition, we will avoid disclosure of our trade secrets through a number of means, including but not limited to, requiring those persons with access to our proprietary information to execute confidentiality agreements with us and restricting access to our software source code. We will attempt to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We cannot be sure that any of our proprietary rights will be successfully protected since the validity, enforceability and protection of proprietary rights in Internet-related industries are still evolving.

         We rely on technology that we license from third parties to perform key functions with respect to Expressorder(TM). If we are unable to continue to license any of this software on commercially reasonable terms, our business may be harmed unless equivalent technology can be readily licensed or developed, and integrated into our services.

         We intend to file applications to trademark the terms "Expressorder", "ExpressBuyer" and "ExpressSeller" in the United States and certain other countries. These trademark applications are subject to review by applicable government authorities, may be opposed by private parties, and may not be approved by such authorities.

         Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around patents issued to us or our other intellectual property.

         There has been a substantial amount of litigation in the software and Internet industries regarding intellectual property rights. It is possible that in the future third parties may claim that we or our current or potential future products infringe their intellectual property. We expect that software product developers and providers of e-commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, whether or not they have merit, could result in costly litigation, cause development delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on commercially reasonable terms, which could seriously harm our business.

EMPLOYEES

         As of October 31, 2000, we had a total of 4 employees, all of whom were management personnel. All of these employees are located in the our principal executive offices in Addison, Texas. None of our employees is represented by a collective bargaining agreement and we have never experienced any work stoppage. We consider our relations with our employees to be good.

         Our future operating results depend in significant part on the continued service of our senior management personnel. Our future success will also depend on our ability to attract and retain highly qualified technical, marketing and management personnel. Competition for these personnel is intense, and we may not be able to retain our key personnel or attract these personnel in the future.

BUSINESS LOCATIONS

         The Company's only business location is its principal executive offices located at 14677 Midway Road, Suite 206, Addison, Texas 75001. The phone number at this location is (972) 687-0090. We lease approximately 1,300 square feet of office space at this location.

                             FINANCING ARRANGEMENTS

         On September 27, 2000, we entered into a Subscription Agreement with four investors, The Keshet Fund L.P., Keshet L.P., Nesher Ltd., and Talbiya B. Investments Ltd., which provided for an $8.5 million long-term financing commitment. The financing was arranged by KCM Ltd., a New York, New York investment firm. Upon the execution of the Subscription Agreement, we initially sold to the investors a total of $500,000 of our 8% Convertible Notes for a purchase price equal to the principal amount of each note. Each investor purchased an 8% Convertible Note in the amount set forth below:

                  The Keshet Fund L.P. .............. $110,000
                  Keshet L.P. .......................  215,000
                  Nesher Ltd. .......................   85,000
                  Talbiya B. Investments Ltd. .......   90,000
                                                      --------
                  TOTAL ............................. $500,000

         The full principal amounts of the Convertible Notes must be paid on September 27, 2003. The Convertible Notes incur interest at the rate of 8% per year, which interest is paid quarterly. The Convertible Notes are a general obligation of Plus Solutions and payment of principal and interest under the notes is not secured by any specific assets.

         The offering of the convertible notes to the investors was a private offering made in reliance on Rule 506 of Regulation D under the United States Securities Act. Each of the investors represented to us in the Subscription Agreement that it qualifies as an accredited investor under Regulation D.

PURCHASE OF ADDITIONAL NOTES

         We have the right to require the investors to purchase additional Convertible Notes. In order to exercise this right, we must meet several conditions, among which are:


         o we have an effective registration statement under the United States Securities Act that covers at least 200% of the shares of our common stock issuable upon conversion of the total amount of outstanding Convertible Notes and 100% of the shares of our common stock issuable upon exercise of outstanding warrants issued as finders fees

         o we are a reporting company under the United States Securities Exchange Act

         o there has been no material adverse change in our business and no event of default under the Convertible Notes

         o our common stock is listed on a securities trading market and there is no outstanding trading halt or stop order regarding the listing, quotation or trading of our common stock

In addition, we may not require any investor to purchase an amount of Convertible Notes that, together with the other Convertible Notes and shares of our common stock held by the investor, would result in the investor beneficially owning more than 9.9% of our outstanding common stock. During any calendar month, we may not require the investors to purchase an amount of Convertible Notes greater than the lesser of (1) $1,500,000; or (2) 10% of the weighted average aggregate market price of the volume of our common stock traded each day for the 30 trading days immediately preceding the issuance.

         If these conditions and limitations are met, each investor may be required to purchase additional Convertible Notes up to the maximum amounts set forth below:

                  The Keshet Fund L.P. .............. $1,650,000
                  Keshet L.P. .......................  3,225,000
                  Nesher Ltd. .......................  1,275,000
                  Talbiya B. Investments Ltd. .......  1,350,000
                                                      ----------
                  TOTAL ............................. $7,500,000

In addition to the amounts set forth above, we may require the investors to purchase (1) $250,000 of Convertible Notes upon the filing of a registration statement under the United States Securities Act that covers the resale of the common stock issuable upon conversion of the outstanding Convertible Notes; and
(2) $250,000 of Convertible Notes upon the effectiveness of the registration statement. The Convertible Notes with respect to the registration statement must meet all the requirements for issuance of other Convertible Notes except the limitation during any calendar month to 10% of the daily weighted average aggregate market price of the traded volume of our common stock.

CONVERSION RIGHTS

         The Convertible Notes may be converted into shares of our common stock at the option of the holder or each note. Each Convertible Note may be partially or fully converted into common stock. The number of shares into which each note may be converted is calculated by dividing the principal amount of the note, plus any accrued but unpaid interest on the note, by a conversion price calculated on the date the Convertible Note is issued. The conversion price of the Convertible Notes issued on September 27, 2000 is the lesser of (1) $.10 or
(2) the average of the three lowest bid prices for our common stock during the 90 trading days preceding the conversion date. The conversion price of all Convertible Notes issued after September 27, 2000 is 84% of the lowest closing price for our common stock on the principal stock market on which our common stock is traded during the 10 trading days immediately preceding the date of conversion. Once the conversion price is established upon issuance of the Convertible Note, the conversion price may be adjusted upon the occurrence of certain events, including any division or combination of shares of our common stock, any recapitalization or restructuring, or any issuance of our common stock for a purchase price less that the current conversion price.

         If we are unable to deliver stock certificates as a result of the conversion of a Convertible Note in a timely manner, we may be required to pay a late fee and other penalties to the holder of the note. If we are prohibited from issuing such stock certificates, we may be required to redeem the notes at 130% of their principal amount. Unless an investor provides us with 75 days notice, an investor may not convert any amount of a Convertible Note if, after the conversion, the investor would beneficially own more than 9.9% of our outstanding common stock.

REGISTRATION RIGHTS

         We are required to file a registration statement under the United States Securities Act that covers the resale by the investors of at least 200% of the shares of our common stock issuable upon conversion of the total amount of outstanding Convertible Notes and 100% of the shares of our common stock issuable upon exercise of outstanding warrants issued as finders fees. We must maintain the effectiveness of this registration statement until the latest of
(1) six months after the expiration of the warrants issued as finders fees; (2) twelve months after the last maturity date of all outstanding Convertible Notes; or (3) two years after the last date of issuance of a Convertible Note. At any time after 91 days after the first issuance date of Convertible Notes until the fourth anniversary of the first issuance date of Convertible Notes, the investors holding more than 50% of the outstanding Convertible Notes and the shares of our common stock issued upon conversion of the Convertible Notes have the right to require us to file an additional registration statement under the United States Securities Act which covers the resale of the shares designated by such holders. The investors also have the right to include shares of our common stock they hold in a registration statement we intend to file for our own account of for the account of another stockholder.

FINDERS FEES AND WARRANTS

         Upon any sale of Convertible Notes under the Subscription Agreement, we must pay to Alon Enterprises Ltd. finders fees in the form of cash and warrants to purchase shares of our common stock. The cash finders fees are equal to 10% of the total cash consideration paid by the investors for the Convertible Notes issued pursuant to such sale. The warrant finders fees enable Alon Enterprises to purchase a number of shares of our common stock equal to 12% of the number of shares of our common stock into which the Convertible Notes issued pursuant to such sale may be converted at an exercise price equal to 105% of the lowest closing bid price for our common stock on the principal stock market on which our common stock is traded during the 10 trading days immediately preceding the date of the sale of Convertible Notes. The finders warrants expire on the fifth anniversary of their date of issuance. Although the exercise price is established upon the issuance of the finders warrant, the exercise price may be adjusted upon the occurrence of certain events, including any division or combination of shares of our common stock, any recapitalization or restructuring, or any issuance of our common stock for a purchase price less that the current exercise price.

         Pursuant to the provisions of the Subscription Agreement, we issued a finders warrant to Alon Enterprises on September 27, 2000 that is exercisable for 2,000,000 shares of our common stock at the exercise price of $.1365 per share.

         If we do not require the investors to purchase at least $2,000,000 of Convertible Notes during each 12 month period preceding the first, second and third anniversaries of the Subscription Agreement, not including the $500,000 of Convertible Notes issued on September 27, 2000, but including any Convertible Notes that we request the investors to purchase but the investors refuse to purchase because of the 9.9% beneficial ownership limitation, we must issue additional warrants to Alon Enterprises. The number of shares of our common stock that may be acquired pursuant to such additional finders warrants are equal to the difference between the number of shares of our common stock that might have be acquired pursuant to warrants that would have been issued had we sold $2,000,000 of Convertible Notes during the preceding 12 month period and the number of shares of our common stock that can be acquired pursuant to finders warrants that were actually issued during such period (including the number of shares of our common stock that might have be acquired pursuant to warrants that would have been issued had we sold any Convertible Notes that we requested the investors to purchase but the investors refused to purchase because of the 9.9% beneficial ownership limitation during such period).

OTHER PROVISIONS

         We made certain representations and warranties regarding Plus Solutions and the offering of the Convertible Notes that are customary in transactions similar to the sale of the Convertible Notes. The investors also made customary representations and warranties regarding their qualification as accredited investors and their investment intentions regarding the Convertible Notes.

         We and the investors each agreed to indemnify the other for damages arising from a breach of the agreement. We also agreed to customary mutual indemnification with respect to the registration rights conferred to the investors.

         Other than securities issued to our directors and employees or securities issued pursuant to mergers, acquisitions or strategic partnerships, we may not offer for sale any securities of Plus Solutions until 180 days after the effectiveness of the registration statement under the United States Securities Act that covers the resale by the investors of the shares of our common stock held by them. Until September 27, 2001, we must offer the investors a right of first refusal with respect to any financing transaction proposed by a third party, on the same terms and conditions as those proposed by such party.

                                   MANAGEMENT

         The following table sets forth certain information with respect to our current directors and officers.

         NAME                AGE   POSITION
         ----                ---   --------
         Max Golden          51    Chairman of the Board of Directors, President and
                                   Chief Executive Officer

         Mack Lawrence       53    Director

         David Ballard       69    Director

         Rita Hunter         41    Vice President

         Martha Scroggins    52    Secretary and Treasurer

         Ernest Kluft        56    Chief Technology Officer

         Max Golden has been our Chairman of the Board of Directors, President and Chief Executive Officer since March 10, 2000. Prior to joining the Company, Mr. Golden was Chairman of the Board of Directors and President of the previous Plus Solutions since October 1998. From 1995 to 1998, he served as President and Manager of Alliance Associates, LLC.

         Mack Lawrence has been a Director since March 10, 2000. He is a principal and president of Regency Gas Company, a position he has occupied since 1992. From 1985 to 1992, Mr. Lawrence served as a principal and officer in a number of private companies, including American Central Gas Company. From 1969 to 1985, Mr. Lawrence served in several capacities at Texas Utilities Fuel Company and Enserch Exploration, Inc.

         David Ballard has been a Director since October 5, 2000. Mr. Ballard has served President of Gateway Holding Company since 1999. He has also served as a director of Gateway National Bank since 1992. Mr. Ballard served as the Chairman of the Board of Directors of Gateway National Bank from 1998-1999. Prior to joining Gateway National Bank, Mr. Ballard was Chairman and Chief Executive Officer of AmGas Inc., a retail natural gas company that was subsequently acquired by Midwest Resources, a large utility holding company.

         Rita Hunter currently serves as our Vice President, a position she has held since March 10, 2000. Prior to joining the Company, she served Plus Solutions in a similar capacity. Before joining Plus Solutions, Ms. Hunter served as Manager of Client and Field Services for AmGas Inc., Marketing Coordinator and a Trainer for Artesia Data Systems and as a Senior Tax Consultant with KPMG Peat Marwick LLP.

         Martha Scroggins is our Secretary and Treasurer, a position she was elected to on March 10, 2000. Prior to joining the Company, she served Plus Solutions in a similar capacity. Before serving Plus Solutions, Ms. Scroggins served as a Manager of Contract Administration with AmGas Inc.

         Ernest Kluft is our Chief Technology Officer, a position he was elected to on March 10, 2000. Prior to joining the Company, he served Plus Solutions in a similar capacity. Before joining Plus Solutions, Mr. Kluft directed the planning and systems efforts of Enserch Exploration for some twenty years and subsequently directed the information technology department of its parent, Enserch Corporation. Recently, he also coordinated all financial, planning, and information technology efforts for Lone Star Gas in its successful bid for the Mexico City natural gas distribution franchise.

EXECUTIVE COMPENSATION

         None of our current executive officers provided any services to or received any compensation from us during 1999. We intend to enter into employment agreements with each of our executive officers in the future. Such employment agreements have not yet been negotiated, but we anticipate that each will have terms of 1-3 years and will contain customary severance provisions that provide a minimum of 30-180 days notice to terminate the contract, except for any termination for an appropriate cause. We also anticipate that each employment agreement will contain special severance provisions if the employee is terminated within one year after a change of control of the Company. The salaries of our executive officers, which will be reflected in the employment agreements, are as follows:

                    EXECUTIVE OFFICER                    SALARY
                    -----------------                   --------
                    Max Golden .......................  $240,000
                    Rita Hunter ......................  $ 85,000
                    Martha Scroggins .................  $ 85,000
                    Ernest Kluft .....................  $135,000

         Each of our executive officers currently hold options to purchase shares of common stock of Plus Solutions. These options were issued pursuant to the Plus Solutions stock plan following the approval of the plan in April 2000. The number of options issued to each executive officer and the exercise price and expiration date of the options are set forth below:

                                                                             EXERCISE      EXPIRATION
         EXECUTIVE OFFICER                                     OPTIONS        PRICE           DATE
         -----------------                                    ---------      --------      ----------
         Max Golden ......................................    1,200,000       $0.10         10/30/04
         Rita Hunter .....................................      300,000       $0.10          9/30/09
         Martha Scroggins ................................      300,000       $0.10          9/30/09
         Ernest Kluft ....................................       33,333       $0.10          9/30/09

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         From our organization in September 1998 to March 10, 2000, Barry Wosk and Marvin Wosk comprised our entire board of directors. During such period, Barry Wosk served as our President and Marvin Wosk served as Secretary. Barry Wosk is the son of Marvin Wosk. In September 1998, Barry Wosk and Marvin Wosk each purchased 500,000 shares of our common stock for consideration of $.0025 per share. In January 2000, all of the shares issued to Barry Wosk and Marvin Wosk were canceled. In September 1999, we entered into a Sales Commission Agreement with Barry Wosk which was subsequently canceled in February 2000. Barry Wosk was paid $3,678 in sales commissions under the Sales Commission Agreement prior to its cancellation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

         Based on our review of reports filed pursuant to Section 16 of the Securities Exchange Act, we are aware of the following persons who failed to properly file a required report:

(1) Barry Wosk, a previous director and officer, failed to file a Form 3 when we became a reporting company under the Securities Exchange Act. He also failed to file a Form 4 regarding the cancellation of all his shares of our common stock in January 2000.

(2) Marvin Wosk, a previous director and officer, failed to file a Form 3 when we became a reporting company under the Securities Exchange Act. He also failed to file a Form 4 regarding the cancellation of all his shares of our common stock in January 2000

                             PRINCIPAL STOCKHOLDERS

         As of the close of business on October 31, 2000, we have issued and outstanding 39,000,000 shares of our common stock. The following table shows information concerning the ownership of our common stock on October 31, 2000 by:
(a) each current director, (b) each current officer, (c) each person we know to own more than 5% of the shares of our common stock; and (d) all of the current directors and officers and as a group.

                                                            NUMBER OF SHARES OF      PERCENT OF SHARES
                                                               COMMON STOCK           OF COMMON STOCK
NAME (1)                                                    BENEFICIALLY OWNED        OUTSTANDING (2)

Max Golden, Chairman of the Board of Directors,
         President and Chief Executive Officer (3) ....          7,776,732                 19.4%

Mack Lawrence, Director (4) ...........................            184,317                    *

David Ballard, Director (5) ...........................          3,178,459                  8.1%

Rita Hunter, Vice President (6) .......................          1,666,873                  4.2%

Martha Scroggins, Secretary (7) .......................          2,218,313                  5.6%

Ernest Kluft, Chief Technology Officer (8) ............             33,333                    *

Keshet, L.P. (9) ......................................          3,839,286                  8.6%
         Ragnall House, 18 Peel Road
         Douglas, Isle of Man
         1M1 4L2
         United Kingdom

Mario Pinto ...........................................          2,655,988                  6.8%
         531 Landsdale, Suite 205
         North Vancouver, British Columbia V7L 2G6
         Canada

All current directors and officers as a group (10) ....         11,904,568                 36.7%

*        Less than one percent.

(1) Unless otherwise set forth, the address of each named person is 14677 Midway Road, Suite 206, Addison, Texas, U.S.A. 75001.

(2)      Based upon 39,000,000 shares of our common stock outstanding.

(3) Includes 1,200,000 shares that may be acquired upon the exercise of options.

(4) Includes 100,000 shares that may be acquired upon the exercise of options.

(5) Shares recorded in the name of Ballard Property Company #1, Ltd. which is controlled by Mr. Ballard. Includes 25,000 shares that may be acquired upon the exercise of warrants.

(6) Includes 300,000 shares that may be acquired upon the exercise of options.

(7) Includes 300,000 shares that may be acquired upon the exercise of options.

(8) Includes 33,333 shares that may be acquired upon the exercise of options.

(9) Represents shares that may be acquired upon the exercise of convertible notes.

(10)     6 persons.

SERIES A PREFERRED STOCK

         In addition to our common stock, there are currently outstanding 100,000 shares of our Series A Preferred Stock, all of which are owned by David Ballard. Shares of our Series A Preferred Stock are not convertible into our common stock and do not vote, except with respect to matters regarding which the holders of Series A Preferred Stock are required to vote by Nevada law.

                       INFORMATION ABOUT OUR CAPITAL STOCK

COMMON STOCK TRADING HISTORY

         Our common stock is traded on the Nasdaq OTC Bulletin Board system under the symbol "PLSO". The closing high and low price for our common stock at the end of each quarter since our common stock commenced trading is set forth below:

                  DATE                                        HIGH     LOW
                  ----                                        -----   -----

                  March 31, 2000 ..........................   $6.13   $5.75

                  June 30, 2000 ...........................   $0.64   $0.53

                  September 30, 2000 ......................   $0.14   $0.09

         On October 31, 2000, the low price for our common stock was $0.08 and the high price was $0.08. On October 31, 2000, there were approximately 50 record holders of our common stock.

DIVIDENDS

         Our present policy is to retain earnings, if any, to finance future growth. We have never paid cash dividends with respect to our common stock and have no present intention to pay cash dividends with respect to our common stock. Our Series A Preferred Stock receives semi-annual dividends of $.07125 per share that cumulate if unpaid.

                        DESCRIPTION OF OUR CAPITAL STOCK

         Upon the completion of this offering, we will be authorized to issue 90,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Nevada law.

COMMON STOCK

         As of October 31, 2000, there were 39,000,000 shares of our common stock outstanding which were held of record by approximately 70 stockholders.

         The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. After any dividends owed to any preferred stockholders are paid, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors. In the event of our liquidation, dissolution or winding up, after any amounts owed to any preferred stockholders are paid, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

         Our board of directors has the authority, without the approval of the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. We cannot predict the effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects could include one or more of the following:

         o        restricting dividends on the common stock;

         o        diluting the voting power of the common stock;

         o        impairing the liquidation rights of the common stock; or

         o delaying or preventing a change in control of us without further action by the stockholders.

SERIES A PREFERRED STOCK

         There are currently outstanding 100,000 shares of our Series A Preferred Stock, all of which are owned by David Ballard. Shares of our Series A Preferred Stock are not convertible into our common stock and do not vote, except with respect to matters regarding which the holders of Series A Preferred Stock are required to vote by Nevada law. Our Series A Preferred Stock receives semi-annual dividends of $.07125 per share that cumulate if unpaid. We may redeem shares of Series A Preferred at any time for the redemption price of $.75 per share.

NEVADA ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

         Certain provisions of Nevada law and our certificate of incorporation and bylaws could make the following more difficult:

         o        the acquisition of us by means of a tender offer;

         o        acquisition of us by means of a proxy contest or otherwise; or

         o        the removal of our incumbent officers and directors.

         These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

         NEVADA ANTITAKEOVER LAW. Section 78 of the Nevada General Corporation Law, an anti-takeover law, applies to us. In general, Section 78 prohibits a Nevada corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with its affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 10% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect on transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

         ELIMINATION OF CUMULATIVE VOTING. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is Signature Stock Transfer, Inc. of Addison, Texas.

                            SELLING SECURITY HOLDERS

         The following table sets forth the name of each selling shareholder, the total number of shares of our common stock beneficially owned by each selling shareholder as of October 31, 2000, and the total number of shares that each selling shareholder may offer and sell pursuant to this prospectus. The selling shareholders and their transferors and other successors in interest may offer all, none or a portion of the shares of common stock described in this prospectus. The exact number of shares of common stock that each selling shareholder may retain upon completion of this offering cannot be determined at this time. None of the selling shareholders has had any position, office or other material relationship with the company within the past three years.

                                                           TOTAL SHARES      SHARES OFFERED
                                                           BENEFICIALLY         BY THIS
         NAME                                                 OWNED            PROSPECTUS
         ----                                              ------------      --------------
         The Keshet Fund L.P. .......................        1,964,286          8,500,000
         Keshet L.P. ................................        3,839,286          8,500,000
         Nesher Ltd. ................................        1,517,857          8,500,000
         Talbiya B. Investments Ltd. ................        1,607,143          8,500,000
         Alon Enterprises, Ltd. .....................        2,000,000          6,000,000
         Total ......................................       10,928,572         40,000,000

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell shares of our common stock from time-to-time in transactions, including block transactions, on the exchanges or quotation systems on which our common stock may be then listed or quoted, or in transactions not crossing any exchange or public market. Shares may be sold in privately-negotiated transactions, in underwritten offerings, or by a combination of such methods of sale. Sales of shares of common stock may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. As used in this prospectus, "selling shareholders" includes pledgees, donees, transferees and other successors in interest to the selling shareholders selling shares received from a selling stockholder after the date of this prospectus. The selling shareholders may sell shares of our common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both. The compensation received by any broker-dealer may be in excess of customary commissions.

         Other methods by which the shares of our common stock may be sold include, without limitation:

         o at the market to or through market makers or into an existing market for our common stock

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents

         o through transactions in options or swaps or other derivatives, whether exchange-listed or otherwise

         o        through short sales

         o        any combination of any such methods of sale

         The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to those broker dealers of the common stock offered by this prospectus, which common stock such broker-dealers may resell under this prospectus. The selling shareholders may also sell common stock offered by this prospectus in compliance with the requirements of Rule 144 of the Securities Act.

         The selling shareholders and any broker-dealers who act in connection with the sale of shares of our common stock under this prospectus may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the shares of our common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         Under certain registration rights agreements with certain of the selling shareholders, we have agreed to indemnify certain of the selling shareholders and each underwriter, if any, against certain liabilities, including certain liabilities under the Securities Act as amended, or will contribute to payments such selling shareholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities.

         After we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of each such selling stockholder and of the participating broker-dealer(s);

         o        the number of shares of our common stock involved;

         o        the price at which such the common stock was sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus; and

         o        other facts material to the transaction.

                                  LEGAL MATTERS

         The legality of the securities will be passed upon for us by Patton Boggs LLP, Dallas, Texas. If the securities are being distributed in an underwritten offering, certain legal matters will be passed for the underwriters by counsel identified in the related prospectus supplement.

                                     EXPERTS

         The financial statements of Plus Solutions, Inc. as of December 31, 1999 and for the year then ended and for the periods from October 5, 1998 (date of inception) to December 31, 1998 and 1999, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company's development stage and its ability to continue as a going concern) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The audited financial statements of Sound Designs, Inc included in this prospectus have been audited by Parker & Co., chartered accountants, as indicated in their report. The report of Parker & Co. is included in this prospectus based upon their authority as experts in financial accounting.

                          INDEX TO FINANCIAL STATEMENTS

Unaudited Financial Statements of Plus Solutions, Inc. for the Six Months ended
  June 30, 2000 .................................................................................  F-2

Audited Financial Statements of Plus Solutions, Inc. for the period from inception to
  December 31, 1999 .............................................................................  F-7

Audited Financial Statements of Sound Designs, Inc. for the period from inception to
  December 31, 1998 ............................................................................. F-18

Unaudited Pro Forma Financial Statements of Plus Solutions, Inc. ................................ F-23

UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2000

                               PLUS SOLUTONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            CONDENSED BALANCE SHEETS

                                                                                 June 30,       December 31,
                                                                                   2000             1999
                                                                               (Unaudited)
ASSETS

CURRENT ASSETS:
             Cash                                                              $    36,426      $   121,629
             Prepaid expenses                                                          100            1,208

                        Total current assets                                        36,526          122,837

PROPERTY AND EQUIPMENT - Net                                                        84,465           51,297

PRODUCT DEVELOPMENT COSTS                                                          148,891           97,440

TOTAL                                                                          $   269,882      $   271,574

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
             Accounts payable and accrued expenses                             $   177,938      $   166,442
             Notes payable                                                          93,317           68,317

                        Total current liabilities                                  271,255          234,759

STOCKHOLDERS' EQUITY (DEFICIT):
             Convertible voting preferred stock, 8,000,000
               shares authorized; no shares issued and outstanding                       0                0
             Common stock, $.001 par value; 100,000,000 shares authorized;
               38,940,000 and 23,340,000 shares issued and outstanding              38,940           23,340
             Additional paid-in capital                                          8,488,194        8,081,377
             Deficit accumulated during the development stage                   (8,528,507)      (8,067,902)

                        Total stockholders' equity (deficit)                        (1,373)          36,815

TOTAL                                                                          $   269,882      $   271,574

                  SEE NOTES TO CONDENSED FINANCIAL STATEMENTS.

                               PLUS SOLUTONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       CONDENSED STATEMENTS OF OPERATIONS
                                    UNAUDITED

                                               For the Three     For the Three      For the Six       For the Six
                                                Months Ended      Months Ended      Months Ended      Months Ended      Cumulative
                                                  June 30,          June 30,          June 30,          June 30,           From
                                                    2000              1999              2000              1999           Inception

REVENUES                                       $         --      $         --      $         --      $         --      $         --

OPERATING EXPENSES:
         Salaries and benefits                      185,007            73,061           332,876           168,246         1,557,288
         General and administrative                  75,236            11,998           113,138            17,740         6,923,332
         Depreciation expense                         8,279             4,844            14,591             9,688            40,013

                    Total operating expenses        268,522            89,903           460,605           195,674         8,520,633


OPERATING LOSS                                     (268,522)          (89,903)         (460,605)         (195,674)       (8,520,633)

OTHER EXPENSE - Net                                       0                 0                 0                 0            (7,874)

NET LOSS                                       $   (268,522)     $    (89,903)     $   (460,605)     $   (195,674)     $ (8,528,507)


Earnings per share:
         Basic                                                   $      (0.01)     $      (0.00)     $      (0.01)     $      (0.01)
         Diluted                                                 $      (0.01)     $      (0.00)     $      (0.01)     $      (0.01)


Weighted average common and common
  equivalent shares outstanding:
         Basic                                   38,940,000        18,321,013        38,940,000        18,299,347
         Diluted                                 38,940,000        18,321,013        38,940,000        18,299,347

                  SEE NOTES TO CONDENSED FINANCIAL STATEMENTS.

                               PLUS SOLUTONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       CONDENSED STATEMENTS OF CASH FLOWS
                                    UNAUDITED

                                                                               For the Six      For the Six
                                                                              Months Ended     Months Ended     Cumulative
                                                                                June 30,         June 30,          From
                                                                                  2000             1999          Inception

OPERATING ACTIVITIES:
            Net loss                                                          $  (460,605)     $  (195,674)     $(8,528,507)
            Adjustments to reconcile net loss to net cash
              used in operating activities:
            Loss on disposal of property and equipment                                                                5,501
            Depreciation of property and equipment                                 14,591            9,688           40,013
            Issuance of common and preferred stock for services                                                   6,659,486
            Stock compensation expense                                             40,000                           800,000
            Net changes in operating assets and liabilities:
                      Prepaid expenses                                              1,108                              (100)
                      Accounts payable and accrued expenses                       (11,496)          58,464          177,938

                      Net cash used in operating activities                      (393,410)        (127,522)        (845,669)

INVESTING ACTIVITIES:
            Additions to property and equipment                                   (47,759)                          (53,562)
            Capitalized product development costs                                 (51,451)          (1,000)        (148,891)
            Cash acquired in reverse merger                                       107,431                           107,431

                      Net cash provided by (used in) investing activities           8,221           (1,000)         (95,022)

FINANCING ACTIVITIES:
            Proceeds from issuance of common stock                                      0           84,000          290,250
            Proceeds from issuance of debt                                         25,000                            25,000
            Payments on notes payable                                                                                (8,100)
            Collection of due from stockholder                                                      20,000           20,000
            Capital contributions                                                 274,986          649,967

                      Net cash provided by financing activities                   299,986          104,000          977,117

NET INCREASE (DECREASE) IN CASH                                                   (85,203)         (24,522)          36,426

CASH, BEGINNING OF PERIOD                                                         121,629           46,198

CASH, END OF PERIOD                                                           $    36,426      $    21,676      $    36,426

                  SEE NOTES TO CONDENSED FINANCIAL STATEMENTS.

                               PLUS SOLUTONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                    UNAUDITED

1.       GOING CONCERN

         The condensed financial statements have been prepared assuming that Plus Solutions, Inc. (the "Company") will continue as a going concern. The Company has experienced cumulative operating losses, has an accumulated deficit, and its operations are subject to certain risks and uncertainties, including, among others, risks associated with technology and regulatory trends, growth competition by entities with greater financial and other resources, and the need for additional capital. There can be no assurances that the Company will be successful in becoming profitable or generating positive cash flow in the future. The Company is considered to be a development stage company. The Company is currently exploring various short-term and long-term financing alternatives, but does not know if these alternatives will be successful. The success of these financing alternatives will have a significant impact on the Company's ability to continue as a going concern. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.       FINANCIAL STATEMENT POLICIES

         BASIS OF PRESENTATION. The condensed financial statements include the accounts of the Company. The condensed financial statements reflect all adjustments that are, in the opinion of management, necessary to present a fair statement of the Company's financial position as of June 30, 2000, and the results of operations for the three and six month periods ended June 30, 2000 and June 30, 1999. All adjustments are of a normal, recurring nature.

         These unaudited interim financial statements should be read in conjunction with the audited financial statements and the notes thereto prepared by the Company. Operating results for the six month period ended June 30, 2000, are not necessarily indicative of the results to be achieved for the full year.

         As discussed in Note 3, on March 10, 2000, the Company merged with Sound Designs, Inc. ("Sound Designs"), and the stockholders of the Company received approximately 1.69 shares of Sound Designs common stock for each share of the Company's common stock they owned. At the time of the merger, the Company had 13,876,193 common shares issued and outstanding, and in the merger, 23,340,000 shares of Sound Designs common stock were received. Retroactive effect has been given to the merger in stockholders' equity accounts beginning as of the year ended December 31, 1999, and in all share and per share data in the accompanying condensed financial statements.

         BUSINESS. The Company, organized in October 1998, is to be a provider of Internet-based, business-to-business, e-commerce solutions and services that enable buyers and suppliers to automate business transactions on the Internet. The Company is headquartered in Addison, Texas.

3.       ACQUISITION

         On March 10, 2000, the Company closed the Agreement and Plan of Merger entered into with Sound Designs, a Nevada corporation. As consideration for the merger, the stockholders of the Company, the accounting acquirer, received approximately 1.69 shares of Sound Designs, the legal acquirer, common stock for each share of the Company's common stock they owned. In addition, the Company received cash of $107,431 from Sound Designs. As a result, the former stockholders of the Company currently own 60% of the outstanding shares of common stock of Sound Designs. In addition, the merger agreement required all existing directors and officers of Sound Designs to resign and name the directors of the Company as the directors of the surviving company which has taken the name of Plus Solutions, Inc.

4.       STOCKHOLDERS' EQUITY

         During the First Quarter of 2000, the Company received additional capital contributions of $274,986.

5.       SUBSEQUENT EVENTS

         On September 27, 2000, the Company entered into a Subscription Agreement with four investors, The Keshet Fund, L.P., Keshet, L.P., Nesher Ltd. and Talbiya B. Investments Ltd., which provided for an $8.5 million long-term financing commitment. Upon the execution of the Subscription Agreement, the Company initially sold to the investors a total of $500,000 of 8% convertible notes for a purchase price equal to the principal amount of each note. The full principal amount of the notes must be paid on September 27, 2003. The notes incur interest at the rate of 8% per year, which interest is paid quarterly. The notes are a general obligation of the Company and payment of principal and interest under the notes is not secured by any specific assets.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Plus Solutions, Inc.:

We have audited the accompanying balance sheet of Plus Solutions, Inc. (a development stage company) (the "Company") as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the year then ended, and for the periods from October 5, 1998 (date of inception) to December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1999, and the results of its operations and its cash flows for the year then ended, and for the periods from October 5, 1998 (date of inception) to December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States of America.

The Company is in the development stage at December 31, 1999. As discussed in
Note 1 to the financial statements, successful completion of the Company's development program and, ultimately, the attainment of profitable operations are dependent upon future events, including obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure.

We have not audited any financial statements of the Company for any period subsequent to December 31, 1999. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is currently exploring various short-term and long-term financing alternatives, but does not know if these alternatives will be successful. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


DELOITTE & TOUCHE LLP


Dallas, Texas
May 17, 2000
(November 10, 2000 as to the
third paragraph of Note 1)

PLUS SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET
DECEMBER 31, 1999
--------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
   Cash                                                                       $   121,629
   Prepaid expenses                                                                 1,208
                                                                              -----------

           Total current assets                                                   122,837

PROPERTY AND EQUIPMENT - Net (Note 2)                                              51,297

PRODUCT DEVELOPMENT COSTS (Note 1)                                                 97,440
                                                                              -----------

TOTAL                                                                         $   271,574
                                                                              ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable and accrued expenses                                      $   166,442
   Notes payable (Note 3)                                                          68,317
                                                                              -----------

           Total current liabilities                                              234,759

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY (Note 4):
   Convertible voting preferred stock, 8,000,000 shares authorized;
      no shares issued and outstanding
   Common stock, no par value; 25,000,000 shares authorized;
      13,876,193 shares issued and outstanding                                  6,969,736
   Additional paid-in capital                                                   1,134,981
   Deficit accumulated during the development stage since October 5, 1998      (8,067,902)
                                                                              -----------

           Total stockholders' equity                                              36,815
                                                                              -----------

TOTAL                                                                         $   271,574
                                                                              ===========

See notes to financial statements.

PLUS SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 1999, AND
PERIODS FROM OCTOBER 5, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND 1999
--------------------------------------------------------------------------------

                                                                           Cumulative
                                                                             From
                                            1999             1998          Inception

REVENUES                                $        --      $        --      $        --

OPERATING EXPENSES:
   Salaries and benefits                  1,145,559           78,853        1,224,412
   General and administrative               897,992        5,912,202        6,810,194
   Depreciation expense                      21,177            4,245           25,422
                                        -----------      -----------      -----------

           Total operating expenses       2,064,728        5,995,300        8,060,028
                                        -----------      -----------      -----------

OPERATING LOSS                           (2,064,728)      (5,995,300)      (8,060,028)

OTHER EXPENSE - Net                          (2,373)          (5,501)          (7,874)
                                        -----------      -----------      -----------

NET LOSS                                $(2,067,101)     $(6,000,801)     $(8,067,902)
                                        ===========      ===========      ===========

See notes to financial statements.

PLUS SOLUTIONS, INC.
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 1999, AND
PERIODS FROM OCTOBER 5, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998 and 1999
--------------------------------------------------------------------------------

                                                Convertible          Common Stock          Additional
                                                 Preferred    -------------------------     Paid-In      Due From
                                                   Stock        Shares         Amount       Capital     Stockholder

BALANCE AS OF OCTOBER 5, 1998                    $     --             --     $       --     $     --     $     --

   Issuance of preferred stock for services,
         307,000 shares                           767,500

   Issuance of common stock for services                      10,260,055      5,130,028

   Issuance of common stock for cash                             200,000        100,000

   Conversion of preferred stock, 62,989
      shares                                     (157,472)       314,945        157,472

   Issuance of common stock for due from
      stockholder                                                 40,000         20,000                   (20,000)

   Net loss
                                                 --------     ----------     ----------     --------     --------

BALANCE AS OF DECEMBER 31, 1998                   610,028     10,815,000      5,407,500           --      (20,000)

   Issuance of common stock for services                       1,523,917        761,958

   Issuance of common stock for cash                             317,221        190,250

   Capital contributions                                                                     374,981

   Conversion of preferred stock, 244,011
      shares                                     (610,028)     1,220,055        610,028

   Stock options granted to employees                                                        760,000

See notes to financial statements.

PLUS SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1999, AND
PERIODS FROM OCTOBER 5, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND 1999
--------------------------------------------------------------------------------

                                                                                                  Cumulative
                                                                                                     From
                                                                   1999             1998          Inception

OPERATING ACTIVITIES:
   Net loss                                                    $(2,067,101)     $(6,000,801)     $(8,067,902)
   Adjustments to reconcile net loss to net cash
      used in operating activities:
      Loss on disposal of property and equipment                                      5,501            5,501
      Depreciation of property and equipment                        21,177            4,245           25,422
      Issuance of common and preferred stock for services          761,958        5,897,528        6,659,486
      Compensation from stock options granted to employees         760,000                           760,000
      Net changes in operating assets and liabilities:
         Prepaid expenses                                           (1,208)                           (1,208)
         Accounts payable and accrued expenses                     123,322           43,120          166,442
                                                               -----------      -----------      -----------

           Net cash used in operating activities                  (401,852)         (50,407)        (452,259)
                                                               -----------      -----------      -----------

INVESTING ACTIVITIES:
   Additions to property and equipment                              (5,408)            (395)          (5,803)
   Capitalized product development costs                           (97,440)                          (97,440)
                                                               -----------      -----------      -----------

           Net cash used in investing activities                  (102,848)            (395)        (103,243)
                                                               -----------      -----------      -----------

FINANCING ACTIVITIES:
   Proceeds from issuance of common stock                          190,250          100,000          290,250
   Collection of due from stockholder                               20,000                            20,000
   Capital contributions                                           374,981                           374,981
   Payments on notes payable                                        (5,100)          (3,000)          (8,100)
                                                               -----------      -----------      -----------

           Net cash provided by financing activities               580,131           97,000          677,131
                                                               -----------      -----------      -----------

NET INCREASE IN CASH                                                75,431           46,198          121,629

CASH, BEGINNING OF PERIOD                                           46,198
                                                               -----------      -----------      -----------

CASH, END OF PERIOD                                            $   121,629      $    46,198      $   121,629
                                                               ===========      ===========      ===========

SUPPLEMENTAL INFORMATION:
   Interest paid                                               $        --      $        --      $        --
                                                               ===========      ===========      ===========

   Income taxes paid                                           $        --      $        --      $        --
                                                               ===========      ===========      ===========

NONCASH INVESTING AND FINANCING ACTIVITIES:
   Notes payable issued for purchase of property and
      equipment (Note 3)                                       $        --      $    76,417      $    76,417
                                                               ===========      ===========      ===========

   Common stock issued for due from stockholder                $        --      $    20,000      $    20,000
                                                               ===========      ===========      ===========

PLUS SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1999, AND
PERIODS FROM OCTOBER 5, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND 1999
--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BUSINESS - Plus Solutions, Inc. (a development stage company) (the "Company") was organized in October 1998 and is to be a provider of Internet-based, business-to-business, e-commerce solutions and services that enable buyers and suppliers to automate business transactions on the Internet. The Company is headquartered in Addison, Texas.

     The Company has experienced cumulative operating losses, and its operations are subject to certain risks and uncertainties, including, among others, risks associated with technology and regulatory trends, growth competition by entities with greater financial and other resources, and the need for additional capital. There can be no assurances that the Company will be successful in becoming profitable or generating positive cash flow in the future. The Company is considered to be a development stage company.

     The Company is currently exploring various short-term and long-term financing alternatives, but does not know if these alternatives will be successful. The success of these financing alternatives will have a significant impact on the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     PREPARATION OF FINANCIAL STATEMENTS in conformity with auditing standards generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses for the period. Differences from those estimates are recognized in the period they become known.

     PROPERTY AND EQUIPMENT are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets. The following is a summary of useful lives for major categories of property and equipment:

             ASSET                                               USEFUL LIFE

         Furniture and fixtures                                    7 years
         Computers and office equipment                            3 years

     RESEARCH AND PRODUCT DEVELOPMENT COSTS are expensed as incurred until technological feasibility is established. Thereafter, product development and significant enhancement costs are capitalized and, upon product release, amortized to expense using the straight-line method over three years. Total costs related to research and product development were $97,440 and were capitalized in 1999. No amortization has been recorded to date.

     STOCK-BASED COMPENSATION arising from stock option grants is accounted for by the intrinsic value method under Accounting Principles Board ("APB") Opinion No. 25. Statement of Financial Accounting Standards ("SFAS") No. 123 encourages (but does not require) compensation arrangements with employees to be measured based on the fair value of the equity instrument awarded. As permitted by SFAS No. 123, the Company applies APB No. 25 to its stock-based compensation awards to employees and discloses the required pro forma effects on operations in Note 4.

     DEFERRED INCOME TAXES are provided under the asset and liability method for temporary differences in the recognition of income and expense for tax and financial reporting purposes.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTs - In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments. SFAS No. 133 is effective beginning in 2001. The Company currently does not use derivative financial products for hedging or speculative purposes and, as a result, does not anticipate any impact on the Company's financial statements.

2.    PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1999, consist of the following:

          Furniture and fixtures             $ 23,077
          Computers and office equipment       53,642
                                             --------

          Total                                76,719

          Less accumulated depreciation       (25,422)
                                             --------

          Property and equipment - net       $ 51,297
                                             ========

3.    NOTES PAYABLE

     The Company purchased property and equipment in 1998 from a related company for a note payable of $76,417. The note bears interest, on unpaid scheduled payment amounts, monthly at 7% and is due on August 15, 2000.

4.    STOCKHOLDERS' EQUITY

     COMMON STOCK - The Company has authorized the issuance of up to 25,000,000 shares of its no par value common stock. The holders of common stock are entitled to one vote per share and are entitled to dividends when and if declared by the Board of Directors of the Company.

     SERIES A CONVERTIBLE VOTING PREFERRED STOCK - The Company has authorized the issuance of up to 8,000,000 shares of its convertible voting preferred stock. Each share of preferred stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights and liquidation preferences, as shall be determined by the Board of Directors. In October 1998, the Company issued 307,000 shares of preferred stock to directors and officers of the Company for services performed. Each share of preferred stock is convertible into five shares of common stock, and each share of preferred stock was valued at $2.50 per share based on the $0.50 per-share price of common shares issued for cash. In 1999 and 1998, all shares of preferred stock were converted into 1,535,000 shares of common stock. As of December 31, 1999, no shares of preferred stock are outstanding.

     STOCK OPTION PLAN - On October 25, 1999, the Company adopted the 1999 Stock Incentive Plan (the "Plan"). The Plan provides for the granting of incentive stock options and nonqualified options for up to 4,000,000 shares of common stock. Options expire no later than 10 years after the date of grant. Options granted in 1999 are fully vested and exercisable as of the date of grant and remain exercisable for a period of five or ten years after the date of grant. A summary of the activity for this plan follows:

                                                   WEIGHTED AVERAGE     WEIGHTED AVERAGE
                                      NUMBER           EXERCISE             REMAINING
                                     OF SHARES     PRICE PER SHARE      CONTRACTUAL LIFE

BALANCE JANUARY 1, 1999                     --          $  --

Options granted in 1999              1,900,000            .10              6.64 years
                                     ---------          -----

Options outstanding at
   December 31, 1999                 1,900,000          $ .10              6.64 years
                                     =========          =====

Options exercisable at
   December 31, 1999                 1,900,000          $ .10              6.64 years
                                     =========          =====

Reserved for future options at
   December 31, 1999                 2,100,000
                                     =========

     The Company applies the provisions of APB No. 25 and related Interpretations in accounting for the Plan. Compensation of $760,000 was recorded for the 1,900,000 options granted in 1999, based on the $0.40 per-share excess of the estimated fair value of the stock of $0.50 per share over the exercise price, and is recorded in 1999 in salaries and benefits expense as the options are fully vested. SFAS No. 123 prescribes a method to record compensation cost at the fair value of the options granted. Had compensation cost been determined with the method prescribed by SFAS No. 123, the Company's pro forma net loss would have been approximately $2,099,000 in 1999.

     In the pro forma calculations, the weighted average fair value of options granted during 1999 was estimated at $0.43 per share. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999: risk-free interest rate of 5.98%; no expected dividend yield; expected lives of five years; and no expected volatility (because the Company's stock is not publicly traded).

5.    EMPLOYMENT AGREEMENTS

     The Company has employment agreements with four executives of the Company. Each employment agreement is for a term of three years and expires in 2001.

6.    COMMITMENTS

     The Company leases certain office space. Total rental expense was $21,318, 4,515 and $25,833 for the year ended December 31, 1999, and for the periods from October 5, 1998 (date of inception) to December 31, 1998 and 1999, respectively.

7.    INCOME TAXES

     At December 31, 1999, the Company had a net operating loss carryforward totaling approximately $8 million, the tax benefit of which is offset by a valuation allowance until realization is more likely than not.

8.    SUBSEQUENT EVENTS

     On March 10, 2000, the Company closed the Agreement and Plan of Merger entered into with Sound Designs, Inc. ("Sound Designs"), a Nevada corporation. As consideration for the reverse merger, the stockholders of the Company, the accounting acquirer, received approximately 1.69 shares of Sound Designs, the legal acquirer, common stock for each share of the Company's common stock that they owned. As a result, the former stockholders of the Company currently own 60% of the outstanding shares of common stock of Sound Designs. In addition, the merger agreement required all existing directors and officers of Sound Designs to resign and name the directors of the Company as the directors of the surviving company that will take the name of Plus Solutions, Inc.

                                     ******

                [PARKER & CO. CHARTERED ACCOUNTANTS LETTERHEAD]


AUDITORS' REPORT

To the stockholders of Sound Designs, Inc.

We have audited the statements of financial position of Sound Designs, Inc. as at 31 December 1999 and 1998 and the statements of losses and deficit, of cash flows and of changes in stockholder's equity for the period from the date of incorporation, 22 September 1998, to 31 December 1998 and for the year ended 31 December 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in Canada, which are in substantial agreement with those in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurances whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at 31 December 1999 and 1998 and the result of its operations, cash flows and changes in stockholder's equity for the period 22 September 1998 to 31 December 1998 and for the year ended 31 December 1999 in accordance with generally accepted accounting principles in the United States of America.

These financial statements have been prepared assuming that the Company will continue as a going concern. As stated in Note 2 to the financial statements, the Company will require an infusion of capital to sustain itself. This requirement for additional capital raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

RICHMOND, BRITISH COLUMBIA, CANADA
16 FEBRUARY 2000

PARKER & CO.
CHARTERED ACCOUNTANTS


--------------------------------------------------------------------------------
                        Parker Co., Chartered Accountants

SOUND DESIGNS, INC.
STATEMENT OF FINANCIAL POSITION
AUDITED - SEE AUDITORS' REPORT
--------------------------------------------------------------------------------

AS AT 31 DECEMBER                                1999          1998
                                               --------      --------
CURRENT ASSETS
Cash                                           $ 25,065      $  2,500
Accounts receivable                              40,428            --
Goods and services taxes recoverable                518            --
Inventory, Note 3                                27,462            --
                                               --------      --------

Total current assets                             93,473         2,500
                                               --------      --------

TOTAL ASSETS                                   $ 93,473      $  2,500
                                               ========      ========

AS AT 31 DECEMBER                                1999          1998
                                               --------      --------
CURRENT LIABILITIES
Accounts payable                               $ 36,735      $    500
                                               --------      --------

Total current liabilities                        36,735           500
                                               --------      --------

STOCKHOLDERS' EQUITY
Share capital, Note 5                             2,200         1,000
Additional paid-in capital                       60,300         1,500
                                               --------      --------

Total share capital                              62,500         2,500

Deficit                                          (5,762)         (500)
                                               --------      --------

Total stockholders' equity                       56,738         2,000
                                               --------      --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 93,473      $  2,500
                                               ========      ========

SOUND DESIGNS, INC.
STATEMENT OF LOSSES AND DEFICIT
AUDITED - SEE AUDITORS' REPORT
--------------------------------------------------------------------------------

                                                      FROM THE
                                                      DATE OF
                                                   INCORPORATION,
                            FOR THE YEAR ENDED  22 SEPTEMBER 1998 TO
                             31 DECEMBER 1999     31 DECEMBER 1998
                            ------------------  --------------------
REVENUE
Sales                            $ 67,419             $      0
Interest earned                       605                   --
                                 --------             --------

TOTAL REVENUE                      68,024                   --
                                 --------             --------

EXPENSES
Cost of goods sold                 45,828                   --
Advertising and promotion             933                   --
Commissions                         4,223                   --
Consulting                            706                   --
Travel                              2,218                   --
Accounting                          2,352                  400
Legal                              15,216                   --
Bank charges and interest             235                   --
Finders fees                           70                   --
Registration and filing fees          840                  100
Transfer agents fees                  665                   --
                                 --------             --------

TOTAL EXPENSES                     73,286                  500
                                 --------             --------

LOSSES BEFORE INCOME TAXES         (5,262)                (500)

INCOME TAXES, NOTE 6                   --                   --
                                 --------             --------

NET LOSS                           (5,262)                (500)

DEFICIT, BEGINNING                   (500)                  --
                                 --------             --------

DEFICIT, ENDING                  $ (5,762)            $   (500)
                                 ========             ========

LOSS PER SHARE, NOTE 7           $  (0.00)            $  (0.00)
                                 ========             ========

SOUND DESIGNS, INC.
STATEMENT OF CASH FLOWS
AUDITED - SEE AUDITORS' REPORT
--------------------------------------------------------------------------------

                                                                       FROM THE
                                                                        DATE OF
                                                                     INCORPORATION,
                                                                     22 SEPTEMBER
                                             FOR THE YEAR ENDED         1998 TO
                                              31 DECEMBER 1999     31 DECEMBER 1998
                                             ------------------    ----------------

CASH PROVIDED (USED) FROM OPERATIONS

From operation
Net loss                                          $ (5,262)            $   (500)
                                                  --------             --------

Changes in working capital other than cash
   Accounts receivable                             (40,428)                  --
   Goods and services sales taxes recoverable         (518)                  --
   Inventory                                       (27,462)                  --
   Accounts payable                                 36,235                  500
                                                  --------             --------

                                                   (32,173)                 500
                                                  --------             --------

Total cash provided (used) from operations         (37,435)                  --
                                                  --------             --------

CASH PROVIDED (USED) BY INVESTMENT ACTIVITY             --                   --
                                                  --------             --------

CASH PROVIDED (USED) BY FINANCING ACTIVITY
   Shares issued                                    60,000                2,500
                                                  --------             --------

Total cash provided by financing                    60,000                2,500
                                                  --------             --------

                                                  --------             --------

CASH CHANGE                                         22,565                2,500

CASH BEGINNING                                       2,500                   --
                                                  --------             --------

CASH ENDING                                       $ 25,065             $  2,500
                                                  ========             ========

COMPRISED OF:
   Cash                                           $ 25,065             $  2,500
                                                  ========             ========

SOUND DESIGNS, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FROM INCORPORATION, 22 SEPTEMBER 1998, TO 31 DECEMBER 1999
AUDITED - SEE AUDITORS' REPORT
--------------------------------------------------------------------------------

                                                 COMMON        COMMON      ADDITIONAL     RETAINED
                                                  STOCK        STOCK        PAID IN       EARNINGS
CONSIDERATION                                    ISSUED        AMOUNT       CAPITAL       (DEFICIT)
                                                ---------      -------     ----------     ---------

Private placement for cash on
date of incorporation, 22
September 1998                                  1,000,000      $ 1,000      $  1,500

Net loss from date of
Incorporation to 31 December
1998                                                                                       $  (500)
                                                ---------      -------      --------       -------

Balance as at 31 December 1998                  1,000,000        1,000         1,500          (500)

Private placement for cash on 24
February 1999                                   1,200,000        1,200        58,800

Net loss for the year ended 31 December
1999                                                                                        (5,262)
                                                ---------      -------      --------       -------

Balance as at 31 December 1999                  2,200,000      $ 2,200      $ 60,300       $(5,762)
                                                =========      =======      ========       =======

SOUND DESIGNS, INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 1999
AUDITED - SEE AUDITORS' REPORT
--------------------------------------------------------------------------------

NOTE 1            THE CORPORATION AND ITS BUSINESS

Sound Designs, Inc. was incorporated in the State of Nevada, United States of America on 22 September 1998 under the Nevada Revised Statutes, Chapter 78, Private Corporations.

The Company has offices in Vancouver, British Columbia, Canada. The Company has been organized to engage in the sale of electronic sound distribution equipment. The Company is presently establishing itself as a going concern. Operations started in the month of September 1999. The fiscal year end of the Company is 31 December.

The Company has entered into a buyer seller agreement with a supplier which gives the Company an exclusive marketing right to all of Canada provided certain sales target are achieved. This sales agreement can be cancelled by either party on 30 days written notice. 100% of the Company's sales have been a result of this agreement.

NOTE 2            SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

These financial statements have been prepared in United States of America dollars, which have been rounded to the nearest whole dollar except for the net loss per share which has been rounded to the nearest cent, using United States of America Generally Accepted Accounting Principals. These accounting principles are applicable to a going concern, which contemplates the realization and liquidation of liabilities in the normal course of business. Current business activity has just begun and insufficient revenue has been generated to sustain the Company as a going concern without the Infusion of additional capital.

Revenue is recorded as a sale at the time the goods are shipped from the Company's warehouse. Costs are recorded at the time an obligation to pay occurs and are expensed at the time the benefit to the Company is matched to revenue or, if there is no matching revenue, to the period in which the benefit is realized.

The inventory is valued at the lower of cost and net realizable value.

NOTE 3            INVENTORIES

The finished product purchased for resale inventory consist of electronic communication devises that improve the distribution of sound and video information in a residential facility.

NOTE 4            RELATED PARTY TRANSACTIONS

The Company neither owns nor leases any real property. Office services are provided by the President of the Company. Such costs are Immaterial to the financial statements and accordingly have not been reflected therein. The officers and directors of the Company are involved in other business activities, and may, in the future become active in other business activities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their own business interests. The Company has not formulated a policy for the resolution of such conflicts.

SOUND DESIGNS, INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 1999
AUDITED - SEE AUDITORS' REPORT
--------------------------------------------------------------------------------

NOTE 5            SHARE CAPITAL

The authorized capital stock is 25,000,000 shares of common stock with a per value of $0.001.

2,200,000 shares of common stock have been issued as follows:

                                                                                     ADDITIONAL
                                                                       SHARE          PAID IN
CONSIDERATION                   DATE                  ISSUED          CAPITAL         CAPITAL             TOTAL
------------------       -----------------           ---------       ---------       -----------         -------

Private placement
For cash                 22 September 1998           1,000,000        $1,000          $ 1,500            $ 2,500
                                                     ---------        ------          -------            -------

Balance as at            31 December 1998            1,000,000         1,000            1,500              2,500

Private placement
Cash                     24 February 1999            1,200,000         1,200           58,800             60,000
                                                     ---------        ------          -------            -------

Balance as at            31 December 1999            2,200,000        $2,200          $60,300            $62,500
                                                     ---------        ------          -------            -------


On 22 September 1998 the Company issued 1,000,000 common shares with a par value of $0.001 for $0.0025 per share. These shares are "control securities" which cannot be sold except pursuant to certain limitations and restrictions.

On 24 February 1999 the Company issued 1,200,000 common shares with a par value of $0.001 for $0.05 per share.

NOTE 6            INCOME TAXES

Income taxes on losses have not been reflected in these financial statement as it is not virtually certain that these losses will be recovered before the expiry period of the loss carry forwards.

NOTE 7            LOSS PER SHARE

Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares during the period. Diluted loss per share is calculated on the weighted average number of common shares that would have resulted if dilutive common stock equivalents had been converted to common stock. No stock options or similar rights were available or granted during the period presented. Accordingly, basic and diluted loss per share are the same for all periods presented.

PLUS SOLUTIONS, INC.
UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated balance sheet and statement of operations of Plus Solutions, Inc. (the "Company") as of and for the year ended December 31, 1999, (the "Unaudited Pro Forma Consolidated Financial Statements") give effect to the acquisition of Sound Designs, Inc. (the "Acquisition") under the purchase method of accounting. On March 10, 2000, the Company closed the Agreement and Plan of Merger entered into with Sound Designs, Inc. ("Sound Designs"), a Nevada corporation. As consideration for the merger, the stockholders of the Company, the accounting acquirer, received approximately
1.69 shares of Sound Designs, the legal acquirer, common stock for each share of the Company's common stock that they owned. As a result, the former stockholders of the Company currently own 60% of the outstanding shares of common stock of Sound Designs. In addition, the merger agreement required all existing directors and officers of Sound Designs to resign and name the directors of the Company as the directors of the surviving company that has taken the name of Plus Solutions, Inc.

The unaudited pro forma balance sheet was prepared assuming that the Acquisition was consummated as of December 31, 1999.

The unaudited pro forma consolidated statement of operations was prepared assuming that the Acquisition was consummated at the beginning of 1999.

The Unaudited Pro Forma Consolidated Financial Statements are based upon the historical financial statements of the Company, which are included elsewhere herein, for the year ended December 31, 1999 and for the period from October 5, 1998 (date of inception) to December 31, 1998 and 1999, and should be read in conjunction with those statements and notes thereto. The Unaudited Pro Forma Financial Statements may not be indicative of the results that actually would have occurred if the acquisition of Sound Designs had been in effect on the dates indicated or of future results of operations of the combined entities.

The pro forma adjustments and the resulting Unaudited Pro Forma Consolidated Financial Statements have been prepared based upon information and certain assumptions and estimates deemed appropriate by the Company. The Company's management believes, however, that the pro forma adjustments and the underlying assumptions and estimates reasonably present the significant effects of the transaction reflected thereby and that any subsequent changes in the underlying assumptions and estimates will not materially affect the Unaudited Pro Forma Consolidated Financial Statements presented herein. The Unaudited Pro Forma Consolidated Financial Statements do not purport to represent what the Company's results of operations actually would have been had the transaction occurred on the date indicated or to project the Company's financial position or results of operations for any future date or period. Furthermore, the Unaudited Pro Forma Consolidated Financial Statements do not reflect changes that may occur as the result of post-transaction activities and other matters.

                              PLUS SOLUTIONS, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 1999

ASSETS                                                                                                    ADJUST
                                                                       PLUS             SOUND               TO
                                                                     SOLUTIONS         DESIGNS           PRO FORMA      PRO FORMA
CURRENT ASSETS:
    Cash                                                            $   121,629      $    25,065      $       --       $   146,694
    Accounts and other receivables                                                        40,946         (40,946)(a)
    Prepaid expenses                                                      1,208                                              1,208
    Inventory                                                                             27,462         (27,462)(a)

             Total current assets                                       122,837           93,473         (68,408)(a)       147,902

PROPERTY AND EQUIPMENT - Net                                             51,297                                             51,297

PRODUCT DEVELOPMENT COSTS                                                97,440                                             97,440

TOTAL                                                               $   271,574      $    93,473      $  (68,408)(a)   $   296,639

         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable and accrued expenses                           $   166,442      $    36,735      $  (36,735)(a)   $   203,177
    Notes payable                                                        68,317                                             68,317

             Total current liabilities                                  234,759           36,735         (36,735)(a)       271,494



STOCKHOLDERS' EQUITY:
    Convertible voting preferred stock, 8,000,000 shares
         authorized; no shares issued and outstanding
    Common stock, $.001 par value; 100,000,000 shares
authorized; 38,940,000 shares issued and outstanding, on a pro
forma basis                                                           6,969,736            2,200      (6,932,996)(b)        38,940
    Additional paid in capital                                        1,134,981           60,300       6,895,561 (b)     8,090,842
    Deficit accumulated during the development stage                 (8,067,902)          (5,762)          5,762 (b)    (8,067,902)
             Total stockholders' equity                                  36,815           56,738         (31,673)           61,880
TOTAL                                                               $   271,574      $    93,473      $  (68,408)      $   296,639

                              PLUS SOLUTIONS, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                               HISTORICAL                 PRO FORMA         PRO FORMA
                                                          SOUND
                                   PLUS SOLUTIONS        DESIGNS         ADJUSTMENTS        OPERATIONS
                                   --------------     -------------     --------------     -------------

REVENUES                            $         --      $     68,024      $ (68,024) (c)     $         --

OPERATING EXPENSES                     2,064,728            73,286                            2,138,014

OPERATING LOSS                        (2,064,728)           (5,262)       (68,024)           (2,138,014)

OTHER EXPENSE                             (2,373)                                                (2,373)

LOSS FROM CONTINUING OPERATIONS     $ (2,067,101)     $     (5,262)     $ (68,024)         $ (2,140,387)

  EARNINGS PER SHARE -- BASIC,
    CONTINUING OPERATIONS                                                                  $      (0.06)

WEIGHTED AVERAGE COMMON SHARES
     OUTSTANDING -- BASIC                                                                    36,174,041

                              PLUS SOLUTIONS, INC.
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

1.       PRO FORMA ADJUSTMENTS

         Certain pro forma adjustments have been made to the accompanying pro forma condensed consolidated financial statements, based on the acquisition of all of the outstanding capital stock of Sound Designs.

         The unaudited pro forma condensed consolidated balance sheet as of December 31, 1999 gives effect to the acquisition as if it occurred on December 31, 1999. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999, gives effect to the acquisition as if it had occurred at January 1, 1999.

         The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial statements:

                  a. Reflects the adjustments to record cash as the only asset received in the acquisition. There were no other net assets acquired.

                  b. Reflects the adjustments to record the pro forma effect of the issued and outstanding common shares, 38,940,000, at the time of the acquisition and the reclassification between common stock, at par of $.001, and additional paid-in capital.

                  c. Reflects the adjustments to eliminate the revenues of Sound
                     Designs, as no revenues are expected to be generated as a result of the acquisition.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 78 of the Nevada General Corporation Law permits a corporation to include in its articles of incorporation and bylaws, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the Nevada General Corporation Law.

         Article XII of the Registrant's Articles of Incorporation, as amended, provides for the indemnification of directors to the fullest extent permissible under Nevada law.

         Article V of the Registrant's Bylaws, as amended, provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant to the fullest extent permissible under Nevada law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Plus Solutions in connection with the sale of common stock being registered. All amounts are estimates.

         SEC registration fee                                 $
                                                               ----------
         NASD filing fee                                      $
                                                               ----------
         Nasdaq OTC Bulletin Board listing fee                $
                                                               ----------
         Printing and engraving costs                         $
                                                               ----------
         Legal fees and expenses                              $
                                                               ----------
         Accounting fees and expenses                         $
                                                               ----------
         Blue Sky fees and expenses                           $
                                                               ----------
         Transfer Agent and Registrar fee                     $
                                                               ----------
         Miscellaneous expenses                               $
                                                               ----------

         Total                                                $
                                                               ----------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below:

         In September 1998, Sound Designs sold 1,000,000 shares of its common stock to its founders in a private transaction pursuant to Section 4(2) of the Securities Act for aggregate consideration of $2,500. All of these shares were canceled in January 2000.

         In March 1999, Sound Designs sold 1,200,000 shares of its common stock to approximately 34 persons with whom its founders had pre-existing relationships in a private offering pursuant to Rule 504 under the Securities Act for aggregate consideration of $60,000.

         On March 10, 2000, Sound Designs closed the Agreement and Plan of Merger with Plus Solutions. Pursuant to the merger agreement, Plus Solutions became our wholly-owned subsidiary. As consideration for the merger, the stockholders of Plus Solutions received an aggregate of 23,400,000 shares of our common stock. The offering of our common stock to the stockholders of Plus Solutions, each of whom qualifies as an "accredited investor", in accordance with the merger agreement was made pursuant to Rule 506 under the Securities Act.

         On August 1, 2000, we sold 100,000 shares of our Series A Preferred Stock and a warrant exercisable for 25,000 shares of our common stock to David Ballard for total cash consideration of $75,000. Shares of our Series A Preferred Stock are not convertible into our common stock and do not vote, except with respect to matters regarding which the holders of Series A Preferred Stock are required to vote by Nevada law. The warrant allows the holder to purchase up to 25,000 shares of our common stock for an exercise price of $.35 per share. The warrant expires on August 1, 2001.

         On September 27, 2000, we closed the initial $500,000 of the $8.5 million long-term financing commitment with The Keshet Fund L.P., Keshet L.P., Nesher Ltd., and Talbiya B. Investments Ltd.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits

         3.1*         Articles of Incorporation

         3.2*         Bylaws

         4.1*         Specimen Common Stock Certificate

         5.1*         Opinion of Patton Boggs LLP

         23.1*        Consent of Deloitte & Touche LLP, Independent Auditors.

         23.2*        Consent of Parker & Co., Certified Accountants.

         23.3*        Consent of Patton Boggs LLP (see Exhibit 5.1).

         24.1*        Power of Attorney (see page II-2).

         27.1*        Financial Data Schedule.

         * To be filed by amendment.

ITEM 28. UNDERTAKINGS

         Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Registrant will:

                 (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by Section
                  10(a)(3) of the Securities Act.

                           (ii) Reflect in the prospectus any facts or events
                  which, individually or together, represent a fundamental change in the information in the registration statement.

                  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) Include any additional or changed material
                  information on the plan of distribution.

                 (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Texas, on the November 9, 2000.


                                 PLUS SOLUTIONS, INC.


                                 /s/ MAX GOLDEN
                                 --------------------
                                 Max Golden
                                 President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 7 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature                         Title                                                Date

/s/ MAX GOLDEN                    President, Chief Executive Officer and Chairman      November 9, 2000
---------------------------       of the Board of Directors (Principal Executive
Max Golden                        Officer)


/s/ RITA HUNTER                   Vice President (Principal Financial Officer)         November 9, 2000
---------------------------
Rita Hunter


/s/ MACK LAWRENCE                 Director                                             November 9, 2000
---------------------------
Mack Lawrence


/s/ DAVID BALLARD                 Director                                             November 9, 2000
---------------------------
David Ballard


                                      S-1